EXHIBIT 10.16

STOCK PURCHASE AGREEMENT

BY AND AMONG

NEW ULM TELECOM, INC.,

SCOTT – RICE TELEPHONE CO.,

AND

ALLSTREAM BUSINESS US, LLC

February 22, 2018

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A – Escrow Agreement

Exhibit B – Key Business Terms of Transition Services Agreement

Exhibit C – Key Business Terms of Long-Term Agreements

SCHEDULES

Seller Disclosure Schedule

Buyer Disclosure Schedule

Schedule 2.4(a)                       Net Working Capital Calculation

Schedule 5.2(b)                       MN PUC and FCC Consents

Schedule 5.11                         Agreements to be Terminated

Schedule 6.5(a)                       Terminated Business Employees

Schedule 7.1(c)                       Third Party Consents

Schedule 7.1(o)                       Releases and Consents

Schedule 8.2                           Special Indemnities

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) by and among New Ulm Telecom, Inc., a Minnesota corporation (the “Buyer”), Scott – Rice Telephone Co., a Minnesota corporation (the “Company”), and Allstream Business US, LLC, an Oregon limited liability company (the “Seller”) is dated February 22, 2018.  Each of the Buyer, the Company, and the Seller is referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

 A.             The Company, a wholly owned subsidiary of the Seller, is engaged in the business of providing data, voice and video services to residential and commercial customers in the Territory (the “Business”).

 B.              The Seller owns all of the issued and outstanding capital stock of the Company.

 C.              This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding capital stock of the Company, on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.  Definitions.

“Acquisition Proposal” means, with respect to a Person, any proposal or offer for a merger or other business combination involving such Person or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in such Person, any voting securities of such Person or the assets of such Person other than sales or rental of inventory in the Ordinary Course of Business.

“Adjustment Time” means 11:59 p.m. central time on the Closing Date.

“Adverse Consequences” means all actions, suits, proceedings, hearings, charges, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’, accounting and outside professional services fees and expenses (including Taxes).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar consolidated, combined, or unitary group defined under a similar provision of Law.

“Agreed Amount” has the meaning set forth in Section 8.6 of this Agreement.

“Agreement” has the meaning set forth in the preface above.

“Business” has the meaning set forth in the recitals above.

“Business Employee” has the meaning set forth in Section 4.18(b) of this Agreement.

“Buyer” has the meaning set forth in the preface above.

“Buyer Confidential Information” means any and all of the following whether received on, after or before the date of this Agreement: (a) trade secrets concerning the business and affairs of Buyer and its Affiliates; (b) information concerning the business and affairs of Buyer and its Affiliates, including, without limitation, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, prospective services, entry into new markets, the names and backgrounds of key personnel, distributors, agents or representatives and personnel training and techniques and materials, however documented; and (c) notes, analyses, compilations, studies, summaries, and other materials related to the business of Buyer and its Affiliates prepared by or for Buyer or its Affiliates to the extent containing or based on any information included in the foregoing.  Notwithstanding the foregoing, Buyer Confidential Information excludes information, knowledge or data that: (x) was or becomes generally available to the public other than as a result of any action or inaction by the Seller, the Company or their Affiliates and their respective directors, officers, partners, employees, agents or advisors, or (y) was or becomes available to the Seller or the Company on a non-confidential basis from a source other than the Buyer or its representatives, provided that such source is not bound by a confidentiality agreement with the Buyer.

“Buyer Indemnified Party” or “Buyer Indemnified Parties” has the meaning set forth in Section 8.2 of this Agreement.

“Buyer Disclosure Schedule” has the meaning set forth in Section 3.2 of this Agreement.

“Buyer Related Parties” has the meaning set forth in Section 10.2(c) of this Agreement.

“Claimed Amount” has the meaning set forth in Section 8.6 of this Agreement.

“Closing” has the meaning set forth in Section 2.5 of this Agreement.

“Closing Cash” means, as of the Adjustment Time, the amount of unrestricted cash and unrestricted cash equivalents of the Company, as calculated in accordance with GAAP.  For the avoidance of doubt, Closing Cash may be a positive or negative number and will be increased by the amount of all checks and funds received by the Company or its banks (e.g., checks deposited or funds paid to “lock-box” or holding accounts) prior to the Adjustment Time and will be decreased by the amount of issued and uncleared/uncashed checks or wire transfers as of and the Adjustment Time.

“Closing Date” has the meaning set forth in Section 2.5 of this Agreement.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(b) of this Agreement.

“Closing Indebtedness” means the Indebtedness of the Company as of as immediately prior to the Closing.

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Adjustment Time.

“Closing Date Statement” has the meaning set forth in Section 2.4(b) of this Agreement.

“COBRA” means the requirements of Part 6, Subtitle B, Title I of ERISA and Code §4980B, as amended, and the rules and regulations issued thereunder, and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published policies, procedures, orders and decisions of the FCC promulgated or issued thereunder.

“Communications Licenses” means all certificates, licenses and authorizations issued or granted by the FCC and MN PUC held by the Company in each applicable jurisdiction with respect to the Business.

“Company” has the meaning set forth in the preface above.

“Confidential Information” means any information concerning the business and affairs of the Company that (a) is not already generally available to the public as of the date hereof, (b) does not become generally available to the public after the date hereof from a source other than the Seller or its Affiliates, provided that such source is not bound by a confidentiality agreement with the Buyer, or (c) is not generally known in the Company’s industry.

“Current Assets” means the amount that would be reflected as “total current assets” on a balance sheet of the Company as of the Adjustment Time for the specific accounts listed as “current assets” on Schedule 2.4(a).  For the avoidance of doubt, Current Assets do not include (a) any assets related to Taxes, whether current or deferred, (b) any intercompany obligations, (c) any Employee Benefit Plan assets, and (d) the Closing Cash.

“Current Liabilities” means the amount that would be reflected as “total current liabilities” on a balance sheet of the Company as of the Adjustment Time for the specific accounts listed as “current liabilities” on Schedule 2.4(a).  For the avoidance of doubt, Current Liabilities do not include (a) any intercompany obligations, (b) any obligations to any employee, including obligations for wages, payroll, PTO or vacation, or under any Employee Benefit Plan, (c) any liabilities related to Income Taxes, (d) the Transaction Expenses, and (e) the Closing Indebtedness.

“Debt Commitment Letter” means the executed commitment letter, dated the date hereof, between the Buyer and the Lender pursuant to which the Lender has agreed, upon the terms and subject to the conditions set forth therein, to lend amounts set forth therein for purposes of financing the transactions contemplated by this Agreement.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Direct Claim” has the meaning set forth in Section 8.6 of this Agreement.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a) of this Agreement.

“Draft Closing Statement” has the meaning set forth in Section 2.4(a) of this Agreement.

“Employee Benefit Plan” means any:  (a) “employee benefit plan” as such term is defined in ERISA § 3(3); (b) nonqualified deferred compensation or retirement plan or arrangement; (c) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan); (e) Employee Welfare Benefit Plan; or (f) fringe benefit or other retirement, bonus, incentive, life, disability, medical, dental or other similar plan, program, agreement or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Environmental Permits” means any Permit issued pursuant to Environmental Requirements.

“Environmental Requirements” means all applicable Laws, each as amended and in effect as of the date hereof, concerning public health and safety, and pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., each as amended; any state or local Law similar to the foregoing; all regulations issued pursuant to the foregoing; all permits currently held by the Company pursuant to the foregoing; all common law decisions; and any other state, federal or local Laws, pertaining to: (i) the existence, cleanup or remedy of contamination on property; (ii) the emission or release of any Hazardous Material into the environment, including, without limitation, into sewer systems or within buildings; (iii) the control of hazardous wastes; or (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, including hazardous building materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and the rules and regulations issued thereunder.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or the Seller for purposes of Code § 414 or ERISA Section 4001(a)(14) or Section 4001(b).

“Escrow Agent” has the meaning set forth in Section 2.3(c) of this Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3(c) of this Agreement.

“Escrow Amount” has the meaning set forth in Section 2.3(c) of this Agreement.

“Estimated Closing Cash” has the meaning set forth in Section 2.2(b) of this Agreement.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(b) of this Agreement.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2(b) of this Agreement.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(b) of this Agreement.

“Estimated Purchase Price” has the meaning set forth in Section 2.2(c) of this Agreement.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(b) of this Agreement.

“FCC” means the Federal Communications Commission.

“FCC Deemed Affiliate” has the meaning set forth in Section 3.2(h) of this Agreement.

“Financial Statements” has the meaning set forth in Section 4.7(a) of this Agreement.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(e), 4.1, 4.2, 4.4, 4.5, 4.6, 4.10, 4.19 and 4.22 of this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

“Governmental Authority” means any federal, state, local or foreign governmental, administrative or regulatory authority, court, agency or body, or any division or subdivision.

“Hazardous Material” means any “hazardous substance,” “pollutant,” or “contaminant” as defined at 42 U.S.C. §9601, as well as any hazardous substances, toxic substances, hazardous waste, pollutant, contaminant and any other substance, material or waste regulated by any Environmental Requirements.  Hazardous Materials shall include, without limitation, petroleum products, agricultural chemicals, asbestos, urea formaldehyde and polychlorinated biphenyls, regardless of whether specifically listed or designated as a hazardous material under any Environmental Requirements.

“Healthcare Reform Law” has the meaning set forth in Section 4.19(e) of this Agreement.

“Income Tax” means any federal, state, local or foreign income tax (or other tax, such as a franchise tax, the computation of which is based upon net income).

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule, attachment or amendments.

“Indebtedness” means, with respect to any Person at any date, without duplication and excluding any Transaction Expenses, any liability or obligation of such Person, including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including any prepayment fees, breakage costs, penalties, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement), of such Person (i) for borrowed money (specifically excluding trade or accounts payables and other ordinary course accrued expenses and amounts owed under operating leases but including amounts outstanding under overdraft facilities, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property, assets or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding any trade payables incurred in the Ordinary Course of Business)); (ii) in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, in each case to the extent drawn; (iii) evidenced by notes, bonds, debentures or other similar obligations or debt securities (whether or not convertible), (iv) in the form of matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interest, shares or such other ownership or profit interest, (v) for all negative balances in bank accounts and all overdrafts, (vi) under indentures or arising out of any swap, option, derivative, hedging or similar arrangement, (vii) for obligations as lessee or lessees under leases that have been, or should have been, recorded as capital leases (but excluding, for the avoidance of doubt, any obligations under operating leases) or direct financing leases in accordance with GAAP and purchase money or vendor financing, (viii) all accrued interest on or other accretion related to any of the foregoing and (ix) in the nature of guarantees of the obligations described in the foregoing clauses of any other Person.

“Indemnified Party” means a party entitled to indemnification under Section 8 of this Agreement.

“Indemnified Taxes” means (a) all Taxes payable by the Company for any Pre-Closing Tax Period, including, without limitation, the pre-Closing portion of any Straddle Period; (b) the employer portion of employment Taxes payable in connection with any transaction, change in control, deferred compensation or similar bonuses payable by the Company to employees upon consummation of the transactions contemplated by this Agreement, (c) all Taxes of any member of an Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; and (d) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract, or pursuant to any Law, or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing and allocable to the Pre-Closing Tax Period.

“Indemnifying Party” means a party obligated to provide indemnification under Section 8 of this Agreement.

“Independent Accountant” has the meaning set forth in Section 2.4(b) of this Agreement.

“Information Systems” has the meaning set forth in Section 4.12(g) of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, slogans, Internet domain names, Internet addresses, corporate names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (c) all copyrightable works, all copyrights, and all applications, registrations and renewals; (d) all mask works and all applications, registrations and renewals; (e) all trade secrets and confidential business information, including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) all computer software, including all source code, object code, executable code, firmware, development tools, files, records, data, data bases and related documentation, regardless of the media on which it is recorded, and all Internet sites (and all contents of the sites); (g) all advertising and promotional materials; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Law” means any U.S. or foreign federal, state, local or foreign constitution, law (including common law), code, plan, statute, rule, regulation, ordinance, order or written determination of any Governmental Authority, each as amended and in effect as of the date hereof.

“Leased Real Property” has the meaning set forth in Section 4.11(b) of this Agreement.

“Lender” means CoBank ACB.

“Lender Related Parties” has the meaning set forth in Section 11.17 of this Agreement.

“Long-Term Agreements” means (a) that certain Indefeasible Right of Use and Maintenance Agreement dated January 26, 2018 between the Company and Zayo Group, LLC, and (b) that certain Indefeasible Right of Use and Maintenance Agreement dated January 30, 2018 between the Company and Zayo Group, LLC.

“Material Adverse Effect” means any change or effect that would be materially adverse to the business, operation, financial conditions and assets of the Company when taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (1) general business or economic conditions or the telecommunications industry overall, (2) national or international political or social conditions, (3) financial, banking or securities markets, (4) changes in GAAP, (5) changes in Law, orders or other binding directives issued by any Governmental Authority, or (6) the taking of any action contemplated by this Agreement and the Transaction Documents; except in the case of clauses (a)(1), (a)(2), (a)(3) and (a)(4), to the extent the Company is disproportionately adversely affected thereby as compared to other companies in the industries in which the Company operates (and then only to the extent of such disproportionate impact); and (b) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast (provided, any change, event, or development underlying such failure not otherwise excluded in the other exceptions in this definition may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contract” has the meaning set forth in Section 4.14 of this Agreement.

“Maximum Amount” has the meaning set forth in Section 8.3 of this Agreement.

“MN PUC” means the Minnesota Public Utilities Commission.

“Most Recent Balance Sheet” means the balance sheet contained within the Financial Statements with respect to the Most Recent Year End.

“Most Recent Year End” has the meaning set forth in Section 4.7 of this Agreement.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Net Working Capital” means the difference between the total Current Assets of the Company and the total Current Liabilities of the Company, calculated in accordance with Schedule 2.4(a).

“Newly Hired Business Personnel” has the meaning set forth in Section 6.5(a) in this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Party” has the meaning set forth in the preface above.

“Payoff Letters” has the meaning set forth in Section 2.3(b) of this Agreement.

“Permit” means any permits, authorizations, approvals, decisions, zoning orders, franchises, registrations, licenses, filings, certificates, variances or similar rights granted by or obtained from any Governmental Authority, including Communications Licenses.

“Permitted Lien” means (a) mechanic’s, materialmen’s and similar liens that are being contested in good faith and for which the particular entity has provided adequate reserves; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which the taxpayer has provided adequate reserves; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) with respect to the Real Property only, liens, encumbrances, easements, encroachments, restrictions, or any other matters of record not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use or occupancy of the Real Property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, an entity, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) the portion of any Straddle Period ending on the Closing Date.

“Purchase Price” means the Total Purchase Price, as adjusted in accordance with Section 2.4 and Section 8 of this Agreement.

“Real Property” has the meaning set forth in Section 4.11(a) of this Agreement.

“Real Property Lease” has the meaning set forth in Section 4.11(b) of this Agreement.

“Recoverable Amounts” has the meaning set forth in Section 10.2(c) of this Agreement.

“Reference Date” means January 1, 2015.

“Reporting Requirements” means the Buyer’s reporting requirements under the Securities Act, the Securities Exchange Act of 1934 and the rules of the SEC promulgated thereunder.

“SEC” means Securities and Exchange Commission.

“Security Interest” means any mortgage, deed of trust, pledge, lien, encumbrance, easement, encroachment, restriction on transfer, title defect, charge or other security interest.

“Seller” has the meaning set forth in the preface above.

“Seller Business” means any business involving any of the following activities: (a) building, managing, leasing or granting indefeasible-rights-of-use (IRUs) or other rights to use dark fiber or related infrastructure; or (b) the provision or selling of lit telecommunications services (including Ethernet, IP, wavelengths or capacity).

 “Seller Disclosure Schedule” has the meaning set forth in Section 3.1 of this Agreement.

“Seller’s Knowledge” means the actual knowledge of Mary Korthour, Larry Shepard, Doug Denney and Rachel Stack, in each case, after reasonable inquiry.

“Shares” means all shares of capital stock of the Company.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity in which any Person has direct or indirect equity or other ownership interest that represents 50% or more of the aggregate equity or other ownership interest in such entity, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, governors or persons holding similar positions.

“Supplemental Disclosure” has the meaning set forth in Section 5.6(a) of this Agreement.

“Target Net Working Capital” means $15,000.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, privilege, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto (including, without limitation, any penalties resulting from the failure to file or timely file a Tax Return), whether disputed or not.

“Tax Benefit” means the Tax effect of any Tax item which decreases actual cash payments for Taxes or otherwise results in a reduction of currently owed Taxes.  A Tax Benefit will be deemed to be realized in a taxable year if, and only to the extent that, a Person’s liability for Taxes for such taxable year, calculated by excluding the relevant Tax item, exceeds the Person’s actual liability for Taxes for such taxable year, calculated by taking into account the relevant Tax Item (and, for the avoidance of doubt, treating the relevant Tax item as the last item realized on any Tax Return).

“Tax Controversy” has the meaning set forth in Section 9.1(g)(i) of this Agreement.

“Tax Return” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates, information returns, and any amendment thereof) filed or required to be filed with any Governmental Authority relating to the determination, assessment or collection of any Tax or the administration of any Law in respect of Taxes (including Treasury Form TD F 9-22.1, FinCEN Report 114 and similar forms).

“Terminated Business Employees” has the meaning set forth in Section 6.5(a) of this Agreement.

“Termination Date” has the meaning set forth in Section 10.1(e) of this Agreement.

“Territory” means state and federal exchange boundaries of the Company within the Minnesota counties of Dakota, Rice and Scott.

“Third Party Claim” has the meaning set forth in Section 8.5 of this Agreement.

“Threshold Amount” has the meaning set forth in Section 8.3 of this Agreement.

“Top Customers” has the meaning set forth in Section 4.24(b) of this Agreement.

“Top Suppliers” has the meaning set forth in Section 4.24(a) of this Agreement.

“Total Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Transaction Documents” means all documents and agreements to be entered into by one or more of the Parties in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means the amount incurred and unpaid by the Company at Closing of (a) any investment banking, accounting, consulting, attorney or other professional fees incurred by or on behalf of the Company on or prior to Closing with respect to the transactions contemplated by this Agreement, (b) the amount of sale bonuses, change in control bonuses, similar bonuses or severance payments that become payable in connection with the consummation of the transactions contemplated by this Agreement (plus the employer portion of any employment and payroll Taxes thereon), and (c) fifty percent (50%) of each of (i) all fees and expenses of the Escrow Agent, (ii) any transfer taxes pursuant to Section 2.7, (iii) the regulatory-related filing fees, and (iv) the reasonable fees of one legal counsel acceptable to each of the Buyer and the Seller engaged to prepare the FCC regulatory filings as contemplated by Section 5.2(b).

“Transfer Taxes” has the meaning set forth in Section 2.7 of this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 7.1(g) of this Agreement.

“WARN Act” has the meaning set forth in Section 4.18(e) of this Agreement.

“Willful Breach” means a material breach that is a consequence of an intentional act or intentional omission to act undertaken by the breaching party with the actual knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement.

2.  Purchase and Sale of the Shares.

2.1       Basic Transaction. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase and accept delivery from the Seller, and the Seller agrees to sell, assign, transfer and deliver to the Buyer, all of the issued and outstanding Shares, free and clear of all Security Interests or restrictions, at the Closing.

2.2       Purchase Price.

(a)              Total Purchase Price.  The purchase price for the Shares will be an amount (the “Total Purchase Price”) in cash (subject, in the case of (ii) through (vi), to adjustment as provided in Section 2.4) equal to:

(i)                 $42,000,000 (the “Base Purchase Price”); plus

(ii)               the total amount of Closing Cash; minus

(iii)             the total amount of Closing Indebtedness; minus

(iv)             the total amount of Transaction Expenses; plus

(v)               the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital; minus

(vi)             the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital.

(b)              Estimated Purchase Price.  No later than three business days prior to the Closing Date, the Seller will deliver to the Buyer a certificate (the “Estimated Closing Statement”) signed by the Chief Financial Officer of the Company that sets forth in reasonable detail the Seller’s good faith estimate of the Closing Cash (the “Estimated Closing Cash”), the Closing Indebtedness (which will be supported by Payoff Letters from the applicable creditors) (the “Estimated Closing Indebtedness”), the Transaction Expenses (which will be supported by invoices from the applicable recipients) (the “Estimated Transaction Expenses”), and the Closing Net Working Capital (the “Estimated Closing Net Working Capital”). The amounts set forth in the Estimated Closing Statement will be used to calculate the amount to be paid by the Buyer to the Seller at the Closing, as set forth in Section 2.2(c) below, which will be subject to adjustment after the Closing as set forth in Section 2.4.

(c)        Estimated Purchase Price.  For purposes hereof, “Estimated Purchase Price” means an amount equal to the following:

(i)         the Base Purchase Price; plus

(ii)        the total amount of Estimated Closing Cash; minus

(iii)       the total amount of Estimated Closing Indebtedness; minus

(iv)       the total amount of Estimated Transaction Expenses; plus

(v)        the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital; minus

(vi)       the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.

2.3       Payments at Closing.

(a)            Payment of Estimated Purchase Price.  At the Closing, the Buyer will pay the Estimated Purchase Price as follows:

(i)               all Estimated Closing Indebtedness and Estimated Transaction Expenses to the payees thereof pursuant to Section 2.3(b);

(ii)             the Escrow Amount to the Escrow Agent pursuant to the wire instructions provided by the Escrow Agent; and

(iii)             the Estimated Purchase Price less the Escrow Amount to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller to the Buyer no later than two business days prior to the Closing Date.

(b)              Payment of Closing Indebtedness and Transaction Expenses.  At the Closing, the Buyer will, on behalf of the Company or the Seller, as applicable, and at the direction of the Seller, pay to (i) the applicable creditors of the Company the amount of Closing Indebtedness owed to each creditor pursuant to wire instructions that have been delivered to the Buyer prior to the date of Closing and (ii) the applicable third parties the amount of the Transaction Expenses owed to these third parties.  Prior to the date thereof, the Company will have obtained, and delivered to the Buyer, payoff letters from each applicable creditor for the Closing Indebtedness, which payoff letters (the “Payoff Letters”) include the names of each Person to which Closing Indebtedness is owed.  In addition, the Parties contemplate that, upon the Closing, all of the Transaction Expenses will be fully paid, and that this payment will be funded by the Buyer on behalf of the Company or the Seller, as applicable.  In connection with the Closing, the Buyer will make payment of the Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder.

(c)        Escrow.  At the Closing, the Buyer will deposit with Wells Fargo, N.A. (the “Escrow Agent”), an amount in cash equal to $3,150,000 (the “Escrow Amount”), which will be held in trust pursuant to the terms of an escrow agreement in substantially the form of Exhibit A (the “Escrow Agreement”).  The Escrow Fund (as defined below) will be used to provide security for, and, until the Escrow Fund is exhausted, it will be the first source of payment to the Buyer Indemnified Parties in the event of indemnification claims pursuant to Section 8.  The Escrow Amount, as increased from time to time by interest accruing thereon (the “Escrow Fund”) will be held by the Escrow Agent for 18 months after the Closing and otherwise in accordance with the terms of the Escrow Agreement.  The fees of the Escrow Agent will be paid one half by the Buyer and one half by the Seller.

2.4       Purchase Price Adjustment.

(a)               Within 75 days after the Closing Date, the Buyer will prepare and deliver to the Seller a draft balance sheet (the “Draft Closing Date Balance Sheet”) for the Company as of the Adjustment Time (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement) along with a statement (the “Draft Closing Statement”) setting forth the Buyer’s calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Transaction Expenses, (iv) the Net Working Capital, and (v) a recalculation of the Estimated Purchase Price using these recalculated numbers in place of the Estimated Closing Cash, the Estimated Closing Indebtedness, the Estimated Transaction Expenses and the Estimated Closing Net Working Capital.  The Buyer will prepare the Draft Closing Date Balance Sheet using the accounting policies applied by the Company in preparing the Most Recent Balance Sheet and will calculate the Net Working Capital in accordance with the sample calculation set forth on Schedule 2.4(a), using the same components (i.e., line items), adjustments and methodologies used in the calculation of the Estimated Closing Net Working Capital (without introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments, or estimation methodologies).  The Buyer will make available to the Seller and its accountants the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet and the Draft Closing Statement.  The Draft Closing Date Balance Sheet and the Draft Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Company as a result of the transactions contemplated by this Agreement or of any financing or refinancing arrangements entered into at any time by the Buyer or any other transaction entered into by the Buyer in connection with the consummation of the transactions contemplated by this Agreement, and (y) any of the plans, transactions, or changes that the Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or the business of the Company or its assets, or any facts or circumstances that are unique or particular to the Buyer or any of its assets or liabilities.

(b)              If the Seller has any objections to the Draft Closing Date Balance Sheet or the Draft Closing Statement, then it must deliver a statement describing its objections in reasonable detail to the Buyer within 30 days after receiving the Draft Closing Date Balance Sheet and the Draft Closing Statement.  The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves through good faith negotiation.  If the Parties do not obtain a final resolution within 30 days after the Buyer has received the statement of objections, however, Ernst & Young (the “Independent Accountant”) will resolve any remaining objections.  The Seller, on one hand, and the Buyer, on the other hand, will each pay its own costs and expenses incurred in this Section 2.4(b).  The fees and expenses of the Independent Accountant will be proportionately apportioned by the Independent Accountant to the Seller, on the one hand, and the Buyer, on the other hand, based on the extent to which the Buyer, on the one hand, or the Seller, on the other hand, is the prevailing party in the resolution of each disputed matter.  The determination made by the Independent Accountant will be set forth in writing and will be conclusive and binding upon the Parties.  The “Closing Date Balance Sheet” means the Draft Closing Date Balance Sheet together with any revisions made pursuant to this Section 2.4(b), and the “Closing Date Statement” means the Draft Closing Date Statement together with any revisions made pursuant to this Section 2.4(b)

(c)              Once each of the Closing Date Balance Sheet and the Closing Date Statement and all components contained therein are finally determined in accordance with this Section 2.4, the Purchase Price will be adjusted as follows:

(i)                 if the Total Purchase Price (based on such final determination) exceeds the Estimated Purchase Price, then the Buyer will (or the Company at the Buyer’s election) pay the Seller such excess;

(ii)               if the Estimated Purchase Price exceeds the Total Purchase Price (based on such final determination), then the Seller will pay the Buyer (or the Company at the Buyer’s election) such excess; and

(iii)             if the Total Purchase Price (based on such final determination) is equal to the Estimated Purchase Price, then there will not be any payments due pursuant to this Section 2.4(c).

Any payment required under this Section 2.4(c) will be made within five (5) business days following the final determination of the Total Purchase Price.  Notwithstanding the foregoing, if the Seller does not pay the Buyer amounts due under Section 2.4(c)(ii) within five (5) business days of such final determination, the Parties agree to submit a joint direction letter to the Escrow Agent directing that the amount of such excess be disbursed from the Escrow Amount.  Thereafter, Seller shall be required to replenish the escrow account with the same amount as the disbursement made from the Escrow Amount.

2.5       The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely or at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A. in Minneapolis, Minnesota, at 9:00 a.m., on the second business day after the respective Parties have satisfied or waived all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than actions the Parties will take at the Closing itself).  The date on which the Closing takes place will be the “Closing Date.”  The Closing will be deemed to be effective as of 11:59 p.m. central time on the Closing Date.

2.6       Deliveries at the Closing.  At the Closing:  (a) the Seller or the Company, as applicable, will execute, acknowledge (if appropriate) and deliver to the Buyer any certificates, instruments and documents, including those referred to in Section 7.1 of this Agreement, as the Buyer and its counsel may reasonably request; (b) the Buyer will execute, acknowledge (if appropriate) and deliver to the Seller or the Company, as applicable, any certificates, instruments and documents, including those referred to in Section 7.2 of this Agreement, as the Seller and its counsel may reasonably request; (c) the Seller will deliver to the Buyer certificates, if any, representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents; and (d) the Buyer will deliver to the Estimated Purchase Price pursuant to Section 2.3(a).

2.7       Transfer Taxes.  The Parties intend to report on the basis that there are no stock transfer taxes, stamp taxes, or similar fees or duties (“Transfer Taxes”) arising in connection with the sale and transfer of the Shares under this Agreement.  To the extent any such Transfer Taxes are due and owing, such Transfer Taxes shall be paid one-half by the Buyer and one-half by the Seller.

     3.  Representations and Warranties Concerning the Transaction.

3.1       Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule (the “Seller Disclosure Schedule”) attached to this Agreement.  The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 3.1.  Where a matter is disclosed on the Seller Disclosure Schedule in connection with a certain representation and warranty and such disclosed matter also reasonably relates to another representation and warranty, such disclosed matter will also be deemed disclosed for such other representation and warranty.

(a)               Authorization of Transaction.  The Seller has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents to which the Seller is or will be a signatory and the consummation of the transactions contemplated hereby and thereby and the performance of the Seller’s obligations contemplated hereunder and thereunder have been (and the Transaction Documents to which the Seller will be a signatory will be) duly authorized by all necessary company action on the part of the Seller and no other company action (including by its members) on the part of the Seller is necessary to authorize this Agreement and the Transaction Documents to which the Seller is or will be a signatory or to consummate the transactions contemplated hereby.  This Agreement and the Transaction Documents to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms and conditions, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.  The Seller has duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party.  Except as set forth in Section 3.1(a) of the Seller Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

(b)              Organization.  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  The Seller has all requisite company power and authority to carry on its businesses as now being conducted.

(c)                Noncontravention.  Except as set forth in Section 3.1(c) of the Seller DisclosureSchedule, neither the execution and the delivery of this Agreement or the Transaction Documents to which the Seller is a party, nor the consummation of the contemplated transactions, will (i) violate any Law to which the Seller is subject, or any provision of the Seller’s Articles of Organization or bylaws or other organizational documents or governance provisions, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which the Seller is bound, or to which any of the Seller’s assets is subject, or (iii) result in the imposition or creation of any Security Interest on the Shares.

(d)              Brokers’ Fees.  The Seller has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)              Shares.  Except as set forth in Section 3.1(e) of the Seller Disclosure Schedule, the Seller holds of record and owns beneficially all of the Shares, free and clear of any Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  The Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of the Shares (other than this Agreement).  The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares.  There are no outstanding powers of attorney executed by the Seller that would affect the Seller’s ability to transfer the Shares to the Buyer.

(f)                Foreign Person.  The Seller is not a foreign person as defined in Section 1445(f)(3) of the Code.

(g)       DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.  NEITHER THE SELLER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAVE MADE, OR WILL BE DEEMED TO HAVE MADE, TO THE BUYER ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN SECTIONS 3.1 AND 4 OF THIS AGREEMENT, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE, INCLUDING WITH RESPECT TO FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED.  EXCEPT IN THE CASE OF FRAUD, THE SELLER WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO THE BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE BUYER, OR THE BUYER’S USE OF, ANY INFORMATION NOT CONTAINED IN THIS AGREEMENT.

3.2       Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule of the Buyer (the “Buyer Disclosure Schedule”) attached to this Agreement.  The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 3.2.  Where a matter is disclosed on the Buyer Disclosure Schedule in connection with a certain representation and warranty and such disclosed matter also reasonably relates to another representation and warranty, such disclosed matter will also be deemed disclosed for such other representation and warranty.

(a)              Organization of the Buyer.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.  The Buyer has all requisite corporate power and authority to carry on its businesses as now being conducted.

(b)              Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents to which the Buyer is or will be a signatory and the consummation of the transactions contemplated hereby and thereby and the performance of the Buyer’s obligations contemplated hereunder and thereunder have been (and the Transaction Documents to which the Buyer will be a signatory will be) duly authorized by all necessary corporate action on the part of the Buyer and no other corporate action (including by its equity holders) on the part of the Buyer is necessary to authorize this Agreement and the Transaction Documents to which the Buyer is or will be a signatory or to consummate the transactions contemplated hereby.  This Agreement and the Transaction Documents to which the Buyer is a party constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.  The Buyer has duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party.  Except as set forth in Section 3.2(b) of the Buyer Disclosure Schedule, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

(c)               Noncontravention.  Except as set forth in Section 3.2(c) of the Buyer Disclosure Schedule, neither the execution and the delivery of this Agreement or the Transaction Documents to which the Buyer is a party, nor the consummation of the contemplated transactions, will (i) violate any Law to which the Buyer is subject, or any provision of the Buyer’s Articles of Incorporation or bylaws or other organizational documents or governance provisions, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)              Brokers’ Fees.  Other than fees payable to Charlesmead Advisors LLC, the Buyer has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)               Investment.  The Buyer is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received or has had access to all information that it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Shares.  The Buyer is not acquiring the Shares with a view to or for the sale in connection with any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

(f)                Funds Available.  The Buyer has delivered to the Seller a true and correct copy of the Debt Commitment Letter from the Lender (it being understood and agreed that any fee letters may be redacted with respect to the amount of fees and other economic terms).  As of the date of this Agreement and assuming satisfaction or waiver of the conditions in Section 7.1, assuming the Lender provides to the Buyer the financing set forth in such Debt Commitment Letter prior to or at the Closing, the Buyer will have sufficient funds available to enable it to pay the Total Purchase Price in accordance with this Agreement.

(g)               Independent Investigation.  The Buyer has conducted its own independent investigation, review and analysis of the Company and acknowledges that it has been given adequate access to the personnel, properties, assets, books and records of the Company for such purpose.  The Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own independent investigation and the express representations and warranties of the Seller set forth in Sections 3.1 and 4 of this Agreement (including related portions of the Seller Disclosure Schedule) and the certificates or other instruments delivered pursuant hereto, including the Transaction Documents.

(h)             Affiliations

(i)         There is no foreign Person that is an FCC Deemed Affiliate of the Buyer.

(ii)        The Buyer is not an FCC Deemed Affiliate of an Incumbent LocalExchange Carrier with any territory that overlaps or is adjacent to areas served by the Company.

(iii)       The Buyer is not an FCC Deemed Affiliate of a foreign telecommunications carrier that is not from a World Trade Organization member country and is classified as dominant under the Communications Act.

For the purposes of this Section 3.2(h), the term “FCC Deemed Affiliate” means a Person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, another Person where “own or control” means having or controlling a direct or indirect equity interest (or equivalent thereof) of more than 10 percent, in the case of subsections (i) and (ii) above, and of more than 25 percent in the case of subsection (iii) above, as calculated pursuant to the Communications Act.

(i)                DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.  NEITHER THE BUYER NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR ADVISORS HAVE MADE, OR WILL BE DEEMED TO HAVE MADE, TO THE SELLER ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN SECTIONS 3.2 OF THIS AGREEMENT, AS QUALIFIED BY THE BUYER DISCLOSURE SCHEDULE, INCLUDING WITH RESPECT TO FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED.  EXCEPT IN THE CASE OF FRAUD, THE BUYER WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO THE SELLER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE SELLER, OR THE SELLER’S USE OF, ANY INFORMATION NOT CONTAINED IN THIS AGREEMENT.

     4.    Representations and Warranties Concerning the Company. Except as set forth in the Seller Disclosure Schedule, the Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.  The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 4.  Where a matter is disclosed on the Seller Disclosure Schedule in connection with a certain representation and warranty and such disclosed matter also reasonably relates to another representation and warranty, such disclosed matter will also be deemed disclosed for such other representation and warranty.

4.1       Organization, Qualification and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required other than jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  The Company has the requisite corporate power and authority to carry on the businesses in which it is engaged, and to own and use the properties owned and used by it.

4.2       Capitalization.  The authorized capital of the Company is set forth on Section 4.2 of the Seller Disclosure Schedule, of which 16,655 shares of Class A Common Stock, 57,473 shares of Class B Common Stock and no shares of Preferred Stock are issued and outstanding as of the date hereof.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the Seller.  There is no outstanding or authorized option, warrant, purchase right, phantom stock or other contract or commitment that could require the Company to issue, sell or otherwise cause any of its capital stock to become outstanding.  There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

4.3       Noncontravention; Consents and Approvals.  Neither the execution and the delivery of this Agreement or the Transaction Documents, nor the consummation of the contemplated transactions, will (a) violate any Law to which the Company is subject, or any provision of the articles, bylaws or other organizational documents of the Company; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Material Contract in any material respects; (c) violate any order or Law of any Governmental Authority having jurisdiction over the Company or any of its properties or assets; or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Security Interest upon any of the properties, rights or assets of the Company.  Except as set forth in Section 4.3 of the Seller Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4       Brokers’ Fees. The Company has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5       Title to Assets. Except as set forth on Section 4.5 of the Seller Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all tangible properties and assets owned or leased by it, including such owned assets shown on the Most Recent Balance Sheet and holds such properties and assets free and clear of all Security Interests (other than Permitted Liens), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Year End.

4.6       Subsidiaries. The Company has no Subsidiaries and does not otherwise control, own directly or indirectly, or have any equity participation directly or indirectly in any other corporation, limited liability company, partnership, joint venture, trust or other business association.

4.7       Financial Statements.

(a)              Attached to Section 4.7 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):  unaudited summary balance sheet and summary statement of income as of and for the calendar year ended December 31, 2017 (the “Most Recent Year End”).  The Financial Statements have been prepared in accordance with GAAP consistently applied during the respective periods and fairly present in all material respects the financial condition of the Company at the respective dates thereof and the results of operations for the Company for the respective periods covered by the statements of income contained therein, subject to normal year-end adjustments and the absence of footnotes.

(b)              The Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances (i) that transactions are executed with management’s authorization, and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for items therein.

4.8       Subsequent Events.  Except as set forth in Section 4.8 of the Seller Disclosure Schedule or as permitted or contemplated by this Agreement, since the date of the Most Recent Year End, the Company has conducted its business in the Ordinary Course of Business in all material respects, and there has not been:

(a)             any Material Adverse Effect with respect to the Company;

(b)             any change in the assets, liabilities, financial condition or operating results of the Company, except changes and in the Ordinary Course of Business that have not been, in the aggregate, materially adverse;

(c)              any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, or the business of the Company (as such business is presently conducted);

(d)             sale, lease, assignment, license, transfer or other disposition of any of the Company assets or portion thereof (other than sales of inventory or licensing of intellectual property rights, in each case, in the Ordinary Course of Business);

(e)             any amendment of the Company’s organizational documents;

(f)              any adoption or entering into any partnership, shareholders’ agreement or joint venture agreement with any Person;

(g)       any waiver by the Company of a valuable right or of a material debt owed to it;

(h)       (i) any material change, breach, cancellation of a material term or amendment to a Material Contract or (ii) any new Material Contract entered into by the Company;

(i)        any capital expenditures or other expenditures with respect to capital additions or betterments related to the Company, or any commitments therefor, in excess of $25,000;

(j)        any incurrence, assumption or guarantee of any Indebtedness (other than with respect to the Company’s line of credit), or waiver, cancellation, modification, payment (except for regularly scheduled payments of principal and interest), discharge or settlement of any Indebtedness, claims or rights of substantial value;

(k)       any resignation or termination of employment of any officer of the Company;

(l)        any Security Interest created by the Company with respect to any of its material properties or assets, except Permitted Liens;

(m)      any loans or guarantees made by the Company to or for the benefit of its Business Employees, officers or directors, or any members of their immediate families, other than advances made in the Ordinary Course of Business

(n)       any change in Tax election, and the Company has not entered into any closing agreement, settlement or compromise of any claim or assessment, amended any Tax Return, filed any Tax Return (other than consistent with past practice and applicable Law), or surrendered any claim for a refund of material Taxes;

(o)       any change in any method of accounting or accounting practice, except as required by GAAP or applicable Law, or change in the Company’s cash management practices, policies or procedures with respect to the collection of accounts receivable and the payment of accounts payable, prepayment of expenses, establishment of reserves for uncollectable accounts, accrual of expenses, deferral of revenue, including any acceleration or delay of collections of receivables in advance of or beyond their regular due dates when they would have been collected in the Ordinary Course of Business;

(p)       any declaration, setting aside or payment or other dividend in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such shares of capital stock by the Company;

(q)       hired or engaged any Person on a full-time, part-time, consulting, independent contractor or other basis with an annualized base salary or equivalent annual compensation in excess of $50,000 or otherwise hired or engaged any officer, director, employee, independent contractor or other agent or service provider, with, or entered into, amended, modified, or terminated any employment or consulting agreement involving, an annualized base salary or equivalent annual compensation in excess of $50,000;

(r)        any increase in the salary or other compensation or fringe benefit of the Company’s directors, officers, Business Employees or consultants (other than increases in the base salaries in the Ordinary Course of Business), or grant of any bonus (whether monetary or otherwise) or advance (other than advances for ordinary business expenses made in the Ordinary Course of Business) to any such director, officer, Business Employee or consultant of the Company;

(s)        any adoption, amendment, modification or termination to, or failure to make contributions to, or increase to the benefits under, any Employee Benefit Plan for which Business Employees are or may become eligible other than as may be required by the terms of such Employee Benefit Plan or under relevant Law, or as may occur in the Ordinary Course of Business;

(t)        to the Seller’s Knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or the business of the Company (as such business is presently conducted); or

(u)       any agreement or commitment by the Company to do any of the things described in this Section 4.8.

4.9       Legal Compliance.  The Company is and since the Reference Date has been in compliance with all applicable Laws in all material respects.   Except as set forth in Section 4.9 of the Seller Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced, or to the Seller’s Knowledge, threatened to be commenced, against the Company alleging any failure to so comply.  All material reports required to be filed by or on behalf of the Company with any Governmental Authority have been filed and, when filed, were correct and complete in all material respects.

4.10     Tax Matters. Except as set forth in Section 4.10 of the Seller Disclosure Schedule:

(a)               All Tax Returns required to be filed by or on behalf of the Company or any Affiliated Group of which the Company is or was a member have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed.  All such Tax Returns were correct and complete in all material respects.  All Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return), either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise, have been fully and timely paid.  No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of the Company which agreement, waiver or extension is currently in effect, and no power of attorney with respect to any Tax matter is currently in force.  Since the Reference Date, the Company has not received any written notice that it is or may be subject to taxation by a jurisdiction where it does not file Tax Returns.  No assets of the Company are subject to a Security Interest (other than Permitted Liens) that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)              The Company has duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, shareholder or other third party and complied with all reporting and recordkeeping requirements (including properly completed IRS Forms W-9) with respect thereto.  All Persons who have provided services to the Company and have been classified as independent contractors for the purposes of Tax withholding laws and laws applicable to employment standards and employee benefits were properly so classified, and the Company has fully and accurately reported compensation on IRS Forms 1099 or other applicable Tax forms when required to do so.

(c)               The Seller has made available to Buyer true, complete and correct copies of (i) all Tax Returns of the Company relating to Taxes (other than consolidated or combined income Tax Returns including the Company) for the prior six years and (ii) all revenue agent reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed by or on behalf of the Company or, to the extent related to the income, business, assets, operations, activities or status of the Company and relating to Taxes for the prior six years.

(d)              The unpaid Taxes of the Company (i) did not, as of the date of the Most Recent Year End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the balance sheet for the Most Recent Year End (rather than in any notes thereto), and (ii) do not, as of the Closing Date, exceed that reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) included as a current liability and taken into account for purposes of determining Net Working Capital.

(e)               Since the date of the Most Recent Year End, the Company has not (i) incurred any Taxes outside the Ordinary Course of Business (other than from transactions and payments contemplated by this Agreement), (ii) changed a method of accounting, (iii) entered into any agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) with respect to Taxes, (iv) surrendered any right to a Tax refund, or (v) made, changed or revoked any election with respect to Taxes.

(f)                All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Seller or the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Seller or the Company received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(g)              The Company has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than the group that includes the Seller, the common parent of which is Zayo Group Holdings, Inc.  The Company (i) is not a party to or bound by any Tax allocation or sharing agreement that will require any payment by the Company after the date of this Agreement for the Taxes of any other Person, and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law) or as a transferee or successor or by Contract or otherwise, in each case other than (i) credit agreements and other debt documents, (ii) other commercial agreements entered into in the Ordinary Course of Business not primarily about Taxes, (iii) agreements entered into in the Ordinary Course of Business providing for the allocation or payment of real property Taxes, and (iv) agreements entered into in the Ordinary Course of Business for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the Ordinary Course of Business

(h)              None of the assets of the Company (i) secure any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) are “tax exempt use property” within the meaning of Section 168(h) of the Code, (iii) are “tax exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, (iv) are property used predominately outside the United States within the meaning of Prop. Reg. § 1.168-2(g)(5); or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.

(i)                All sales, use, transfer, value added, goods and services or similar Taxes required to be collected by the Company have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the appropriate Governmental Authority or properly set aside in accounts for such purposes in accordance with applicable Law.

(j)               The Company will not be required to include any item of income (or exclude any item of deduction) in any taxable period ending after the Closing Date as a result of (i) any change in method of accounting for any taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for any taxable period ending on or prior to the Closing Date, (iii) an agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) entered into on or before the Closing Date, (iv) a transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting, (v) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes, (vi) prepaid amounts or advance payments received on or before the Closing Date, or (vii) any provision of local, state or foreign Tax Law comparable to any of the foregoing.

(k)             There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible to the Company by reason of Section 280G of the Code, or would constitute compensation non-deductible to the Company in excess of the limitation set forth in Section 162(m) of the Code in connection with the transaction or payments contemplated in this Agreement.

(l)                The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(m)             The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(n)              The Company has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provisions of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(o)              The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

4.11     Real Property.

(a)               Section 4.11(a) of the Seller Disclosure Schedule lists and describes all real property owned by the Company (the “Real Property”).  With respect to each parcel of Real Property listed in Section 4.11(a) of the Seller Disclosure Schedule:

(i)         the Company has good and marketable title to all parcels of the Real Property, free and clear of any Security Interest (other than Permitted Liens), except for installments of special assessments not yet delinquent that do not materially impair the current use or occupancy of the subject property;

(ii)        to the Seller’s Knowledge, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the Real Property;

(iii)       there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

(iv)             all buildings located on the Real Property are supplied with utilities necessary for the operation of the business located thereon as currently conducted, including gas, electricity, water, telephone, sanitary sewer and storm sewer;

(v)        the Real Property abuts on and has direct vehicular access to a public road or has vehicular access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel;

(vi)       the Company has not received written notice of any special assessment proceedings or zoning or other land-use regulation proceedings that could materially and detrimentally affect the current use or operation of the Real Property that has not been resolved or is not in the process of being resolved;

(vii)      the Company has obtained all approvals, easements and rights-of-way required from private parties for the present use and operation of the Real Property;

(viii)     the Company does not owe any brokerage commissions or finder’s fees with respect to the Real Property; and

(ix)       there are no parties other than the Company that are in possession of the Real Property or the improvements thereon.

(b)       Section 4.11(b) of the Seller Disclosure Schedule lists the street addresses of all real property leased by the Company (the “Leased Real Property”) and a description of each lease pursuant to which the Company leases the Leased Real Property (each, a “Real Property Lease”).  The Company has delivered to Buyer a correct and complete copy of each such Real Property Lease.  Except as set forth on Section 4.11(b) of the Seller Disclosure Schedule, with respect to each Real Property Lease: (i) the agreement is legal, valid, binding and enforceable against the Company (except as the same may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditor rights generally and (B) general principles of equity); (ii) the Company is not and, to the Seller’s Knowledge, no other party to such Real Property Lease is in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any material provision of the agreement.

4.12     Intellectual Property.

(a)        The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Business of the Company as presently conducted.  The Company has taken reasonable precautions to maintain and protect each material item of Intellectual Property that it owns.

(b)        The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party in any material respect.    The Company has not received any written claim, demand or notice alleging any such interference, infringement, misappropriation or violation.  To the Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company.

(c)        Section 4.12(c) of the Seller Disclosure Schedule identifies the following: (i) each patent registration, trademark registration or copyright registration that has been issued to the Company; (ii) each patent application, trademark application for registration or copyright application for registration that is currently pending that the Company has made; and (iii) each agreement pursuant to which the Company has granted rights to any third party in Intellectual Property owned by the Company.  The Company has delivered to the Buyer correct and complete copies of all such agreements (as amended to date).

(d)       With respect to each item of Intellectual Property required to be identified in Section 4.12(c) of the Seller Disclosure Schedule: (i) the Company possesses all right, title and interest in and to the item, free and clear of any Security Interest or other restriction (other than Permitted Liens); and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item (except in connection with the prosecution of any application).

(e)        Section 4.12(e) of the Seller Disclosure Schedule identifies all agreements pursuant to which the Company uses Intellectual Property of any third party (other than off-the-shelf software licenses).  The Company has delivered to the Buyer correct and complete copies of all such agreements (as amended to date).

(f)        The Company is in material compliance with its privacy policies and any Laws relating to privacy, data protection, anti-spam, personally identifiable information and similar consumer protection Laws.

(g)       The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, networks, peripherals, computer systems, and other similar or related items of automated, computerized or software systems that are used or relied on by the Company (the “Information Systems”) are adequate for the operation of the Company’s business as currently conducted, are sufficient for the current needs of its business, and the Company has purchased a sufficient number of license seats for all software currently used by the Company in its operations.  The Company takes commercially reasonable actions to protect its Information Systems, and (i) during the past 12 months, there have been no material breaches, outages or violations of the same; and (ii) to the Seller’s Knowledge, they are free from material defects, bugs, viruses, malware, or similar contaminants.  The Company’s back-up plans and policies adopted or in effect with respect to the Information Systems and the information and data used in the conduct of the business of the Company are commercially reasonable to meet the needs of the business of the Company.  The Company is in material compliance with all applicable Laws governing the collection, processing, storage, retention, use and destruction of data.

4.13     Tangible Assets.  Except as set forth in Section 4.13 of the Seller Disclosure Schedule, the Company owns or leases all material buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted.  To the Seller’s Knowledge, each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice and is suitable for the purposes for which it presently is used.  The material assets owned or leased by the Company comprise all of the material assets of the Company that are used in the conduct of its business, and are sufficient to conduct such business, in all material respects.  Except as set forth on Section 4.13 of the Seller Disclosure Schedule, all of the Company’s tangible personal property is located at the Real Property.

4.14     Contracts.  Section 4.14 of the Seller Disclosure Schedule lists the following contracts and other agreements, whether written or oral, to which the Company is a party or by which the Company is bound (the “Material Contracts”):

(a)       any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per year;

(b)       any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, and involve consideration in excess of $25,000 per year;

(c)       any agreement with a customer of the Company pursuant to which the Company received more than $25,000 during the 12-month period ended the Most Recent Year End;

(d)       any agreement concerning a partnership, joint venture or consulting relationship;

(e)       any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any Indebtedness or under which it has imposed a Security Interest (other than a Permitted Lien) on any of its assets, tangible or intangible;

(f)        any agreement containing a noncompetition covenant restricting the Company’s ability to compete;

(g)       any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of current or former directors, officers and employees;

(h)       any collective bargaining agreement;

(i)        any written agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(j)        any agreement under which it has advanced or loaned any amount to any Person (including its directors, officers and employees);

(k)       any agreement granting any power of attorney with respect to the affairs of the Company;

(l)        any suretyship contract, performance bond, working capital maintenance or other form of guaranty agreement;

(m)      any agreement requiring the Company to indemnify, hold harmless or defend any Person;

(n)       any agreement (A) granting any Person the exclusive rights to license, market, distribute, sell or deliver any Company product or service, (B) requiring the Company to exclusively sell, lease or distribute products or services of any Person, (C) requiring the Company to exclusively source products or services, (D) that contains “most favored nation” provisions, or (E) that contains minimum purchase or minimum sale obligations;

(o)       any agreement with a Governmental Authority;

(p)       any agreement that relates to (i) the disposition or acquisition of material assets or properties by the Company, or (ii) any merger or business combination with respect to the Company and that, in the case of clauses (i) and (ii), under which any of the parties thereto have remaining financial obligations; or

(q)       any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 per year.

The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.14 of the Seller Disclosure Schedule (as amended to date) and a written summary setting forth all material terms and conditions of each oral agreement referred to in Section 4.14 of the Seller Disclosure Schedule.  With respect to each Material Contract: (i) the agreement is legal, valid, binding and enforceable against the Company (except as the same may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditor rights generally and (B) general principles of equity); (ii) the Company is not and, to the Seller’s Knowledge, no other party to such Material Contract is in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any material provision of the agreement.

4.15     Permits.  Section 4.15 of the Seller Disclosure Schedule lists all Permits issued to the Company.  The Company is the authorized legal holder or otherwise has rights to all such Permits.  Each of such Permits is in full force and effect, and the Company is in compliance in all material respects with its obligations with respect to such Permits.  No event has occurred that allows, or upon the giving of notice or the lapse of time or otherwise would allow, revocation or termination of any such Permits, and there is no action pending or, to the Seller’s Knowledge, threatened by or before the FCC or MN PUC in which the requested remedy is the revocation, suspension, cancellation, rescission or modification of any of the Communications Licenses.  The Permits listed in Section 4.15 of the Seller Disclosure Schedule constitute all material Permits necessary in order for the Company to lawfully carry on its business as presently conducted.  The Company has provided to the Buyer correct and complete copies of each of the Permits listed in Section 4.15 of the Seller Disclosure Schedule. Such Permits are in full force and effect and will not be made subject to any loss or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement.

4.16     Insurance.

(a)               Section 4.16 of the Seller Disclosure Schedule sets forth the following information with respect to each insurance policy (including without limitation policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company is or has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past two years: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage; and (iii) the scope (including an indication of whether the coverage is or was on a claims made, occurrence or other basis) and amount of coverage.

(b)       With respect to each insurance policy required to be identified in Section 4.16 of the Seller Disclosure Schedule, (i) all premiums due and payable thereon have been paid; (ii) as of the date hereof, the Company has not received written notice of cancellation or non-renewal of such policy; (iii) such policies are in full force and effect as of the date hereof; (iv) no insurer has threatened in writing to cancel any such policy; and (v) such policies, taken together, (A) provide insurance in such amounts and against such risks as required by applicable Law; (B) are those that are required or prudent to conduct the business of the Company as it has been conducted and are appropriate for the business risks of the Company; and (C) insure against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated.

(c)       Section 4.16(c) of the Seller Disclosure Schedule sets forth all claims pending under any such insurance policy and, to the Seller’s Knowledge, the coverage with respect to such claims has not been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions.  The consummation of the transactions contemplated by this Agreement will not cause the revocation or cancellation of any of the Company’s insurance policies or cause the time periods covered by any Company insurance policies to cease.

(d)       With respect to the Errors & Omissions, Executive Risk/Directors & Officers, and Fiduciary/Employment Practice Liability insurance policies set forth on Section 4.16(a) of the Seller Disclosure Schedule, a full and clean limit exists by which the Company can avail itself for any claims made post-closing on the policies currently in effect.

4.17     Litigation.  Section 4.17 of the Seller Disclosure Schedule sets forth each instance in which the Company (a) is currently or has since the Reference Date been subject to any injunction, judgment, order, decree, ruling or charge, or (b) is or has since the Reference Date been a party or, to the Seller’s Knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority or before any arbitrator.

4.18     Employment Matters.

(a)             The Company does not have and, since the Reference Date, has not had any employees.

(b)       The Company is in compliance in all material respects with all Laws relating to employment, including without limitation all Laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  There are no unresolved employment-related charges, claims, complaints or lawsuits involving the Company.

(c)        As of the date of this Agreement, to the Seller’s Knowledge, there is no labor strike, work stoppage, lockout or similar material labor dispute pending or, to the Seller’s Knowledge, threatened in writing against the Company.  To the Seller’s Knowledge, as of the date of this Agreement, no union organization campaign is in progress or threatened with respect to any employees of the Seller or any of its Affiliates who provide material services to the Company as of the Closing (the “Business Employees”) and no question concerning representation exists respecting such Business Employees.  Section 4.18(c) of the Seller Disclosure Schedule sets forth the list of employment agreements and collective bargaining agreements to which the Company is a party (in each case, whether written or oral).  Except for those Business Employees covered by an agreement disclosed in Section 4.18(c) of the Seller Disclosure Schedule, all Business Employees are employed at-will such that the employer of such Business Employee may lawfully terminate their employment at any time, with or without cause and with or without notice, without payment of any kind other than for earned wages and accrued, but unused paid time off benefits, without creating a legal cause of action against the Company.

(d)        Except as set forth on Section 4.18(d) of the Seller Disclosure Schedule, there are no pending or, to the Seller’s Knowledge, threatened claims or charges against the Company by any Business Employee arising out of the denial or termination of employment or out of any matters relating to a workplace environment, including, without limitation, unfair labor practices, employment discrimination, and wrongful retaliation.  The Form I-9 qualifications for employment of each Business Employees under applicable immigration Laws have been reviewed by the employer of such Business Employee and a properly completed Form I-9 is on file with respect to each Business Employee and former Business Employee as required by applicable Law.  The employer of such Business Employees has complied in all material respects with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and to the Seller’s Knowledge, there is no basis for any claim that the employer of such Business Employee is not in compliance in all material respects with the terms thereof.  The Seller has paid in full to all Business Employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions and bonuses due to or on behalf of such Persons.  Section 4.18(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the names (or employee numbers), titles, date of hire, years of service, current annual salary or hourly wage rates (as applicable), bonus opportunity, hire date, accrued vacation, sick or other paid-time-off, principal work location, exempt or non-exempt status and leave status of all current Business Employees providing material services to the Company.

(e)        Except as set forth on Section 4.18(e) of the Seller Disclosure Schedule, since the Reference Date, the Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or facility of the Company.

(f)        To the Seller’s Knowledge, no Business Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

(g)        Except as set forth on Section 4.18(g) of the Seller Disclosure Schedule, the Company has not, since the Reference Date, employed and does not currently employ or otherwise obtain the services of any “leased employee” (as such term is defined in Section 414(n) of the Code).  All individuals who are performing, or since the Reference Date have performed, services for the Company and who are or were classified by the Company as an “independent contractor” qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, and such individuals are not entitled to any benefits under any Employee Benefit Plans.

4.19     Employee Benefits.

(a)       The Company does not maintain, sponsor or contribute to any Employee Benefit Plan.  Without limiting the generality of the foregoing, the Company does not maintain, sponsor or contribute to any pension plan or other plan qualified under Section 401(a) of the Code.  All Employee Benefits Plans in which the Business Employees are eligible to participate are maintained, sponsored, administered and funded by the Seller, and the Seller is responsible their compliance with Law.

(b)       Each Employee Benefit Plan in which any Terminated Business Employees are or, since the Reference Date, may have been or become eligible to participate including any beneficiaries thereof and former Business Employees (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.  Since the Reference Date, the requirements of COBRA (and any applicable state Law that mandates continuation coverage) have been met in all material respects with respect to each Employee Benefit Plan that is subject to COBRA.

(c)       Section 4.19(c) of the Seller Disclosure Schedule lists each Employee Benefit Plan of the Seller in which the Terminated Business Employees are or, since the Reference Date, may have been or become eligible to participate during their employment with the Seller.  Seller has made available to the Buyer true and correct copies of either the plan document for each such plan or a summary of the benefits provided under each such plan.  In addition, the Seller has made available to the Buyer true and correct copies of the Forms 5500 (Annual Report) required for such plans for the past two years, as well as a copy of the applicable IRS Opinion Letter for any plan intended to be qualified under Section 401(a) of the Code.

(d)       All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

(e)        All contributions (including all employer contributions and employee salary reduction contributions), premiums, other payments or accruals for contributions, premiums, other payments or for incurred but not reported liabilities for all periods ending on or before the Closing Date have been or will be paid on a timely basis as required by such Employee Benefit Plan, ERISA, the Code or any applicable Law or accrued consistent with GAAP.

(f)        No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Company, the Buyer or its Affiliates to any fine, penalty, Tax or other liability or obligation imposed under ERISA, the Code or other Law including, but not limited to, Code Section 4980H.  Without limiting the foregoing, each Employee Benefit Plan for which Terminated Business Employees are or, since the Reference Date, may have been or become eligible, including any beneficiaries thereof and former Business Employee, is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, as amended (collectively, the “Healthcare Reform Law”), to the extent applicable, and the operation of such Employee Benefit Plans will not result in the incurrence of any penalty to the Company or the Buyer pursuant to the Healthcare Reform Law.

(g)       Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code for which Terminated Business Employees are or, since the Reference Date, may have been or become eligible, including any beneficiaries thereof and former Business Employees, has been determined (as an individual plan or as a prototype or equivalent plan) by the IRS to be so qualified with respect to its form during the period since its adoption, and each trust created thereunder has been determined by the IRS (to the extent the IRS makes such determination) to be exempt from Tax under the provisions of Section 501(a) of the Code and has been so exempt since its creation.  Each such Employee Benefit Plan has been timely amended to reflect the provisions of any and all Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired, and, to the Seller’s Knowledge, there are no plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2013-12 (or any successor revenue procedure or guidance) with respect to any such Employee Benefit Plan

(h)       To the Seller’s Knowledge, since the Reference Date there have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any such Employee Benefit Plan.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, audit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Seller’s Knowledge, threatened.  To the Seller’s Knowledge, there is no basis for any such action, suit, audit, proceeding, hearing, or investigation.

(i)        Each Employee Benefit Plan for which Terminated Business Employees are or, since the Reference Date, may have been or become eligible, including any beneficiaries thereof and former Business Employees, and which is a nonqualified deferred compensation plan subject to Section 409A of the Code is in compliance, in form and operation, with the applicable requirements of Section 409A of the Code, the regulations thereunder and guidance provided by the Internal Revenue Service, and no participant in such Employee Benefit Plan will incur taxes or penalties on the benefits under such Employee Benefit Plan as a result of actions by the Company, the Seller or ERISA Affiliate prior to the date the benefits are actually paid to the participant and no participant is entitled to a gross-up, make-whole or indemnification payment with respect to Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(j)        With respect to each Employee Benefit Plan that the Company and any ERISA Affiliate maintains or to which any of them contributes, no such Employee Benefit Plan is a defined benefit plan or a Multiemployer Plan.

(k)       Neither the Company nor any ERISA Affiliate contributes to or has contributed to any Multiemployer Plan or has any liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.  The Company does not maintain, contribute to, have (or ever has had) any obligation to contribute to, or has (or ever has had) any liability under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA), “multiple employer plan” (as defined in Section 413(c) or the Code), “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), self-insured welfare benefit plan, or any plan subject to Section 412 of the Code.

(l)        Except as set forth on Section 41.9(l) of the Seller Disclosure Schedule, the Company does not maintain and, since the Reference Date, has not maintained and does not have any liability, contribute and, since the Reference Date, has not contributed to any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees, their spouses or their dependents (other than as required under Code Section 4980B).

(m)      Except as set forth in Section 4.19(m) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter: (i) entitle any Business Employee current or former Business Employee or officer or director of the Company or any ERISA Affiliate to severance pay or any other payment from the Company; (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual; or (iii) result in “excess parachute payments” with respect to compensation paid by the Company within the meaning of Section 280G(b) of the Code.

(n)       Each Employee Benefit Plan sponsored by the Seller, including any related service or investment contract, may be amended or terminated without penalty.

(o)       The Company does not have any obligations under any Employee Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employees “leased” from another entity.

(p)       Any Company-sponsored terminated Employee Benefit Plan has been terminated in compliance with the Code, ERISA and all applicable Laws.  Further, there are no liabilities or claims pending or anticipated relating to any Company-sponsored terminated Employee Benefit Plan.

(q)       No Company-sponsored Employee Benefit Plan is subject to the provisions of foreign laws or regulations or provides benefits or compensation to any person who resides or provides services primarily outside of the United States.

For purposes of this Section 4.19, “Company-sponsored Employee Benefit Plan,” “Company-sponsored terminated Employee Benefit Plan” or “Employee Benefit Plan sponsored by the Company,” includes any Employee Benefit Plan in which Terminated Business Employees are or, since the Reference Date, may have been or become eligible to participate, including any beneficiaries thereof and former Business Employees.

4.20     Guaranties.  Except as set forth in Section 4.20 of the Seller Disclosure Schedule, the Company is not a guarantor or otherwise contractually liable for any liability (including Indebtedness) of any other Person.

4.21     Environmental Matters.

(a)       The Company is, and since the Reference Date, has been in material compliance with all applicable Environmental Requirements, and since the Reference Date no action has been filed or commenced against the Company alleging any failure to so comply.

(b)       The Company has obtained and is in material compliance with all Environmental Permits provided for under Environmental Requirements for the ownership and operation of the Business as it is currently conducted, all such Environmental Permits are identified in Section 4.21(b) of the Seller Disclosure Schedule, and all are in full force and effect.

(c)       Since the Reference Date, the Company has not received any notice from any Governmental Authority of any actual or alleged violations or liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Requirements.

(d)       Except as set forth on Section 4.21 of the Seller Disclosure Schedule, there are no liabilities (including any investigatory, corrective or remedial obligation) of the Company arising under or relating to any applicable Environmental Requirements.

(e)       To the Seller’s Knowledge, none of the following exists at any of the Company’s present properties or facilities: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, septic tanks, leach fields or disposal areas.

(f)        To the Seller’s Knowledge, the Company has not since the Reference Date generated, recycled, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials, or owned or operated any property or facility so as to give rise to any current or future liabilities of the Company, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, all pursuant to any applicable Environmental Requirements and, to the Seller’s Knowledge, no other present or previous owner, tenant, occupant or user of the Real Property has committed or permitted to occur any of the foregoing so as to cause a release of Hazardous Materials on the Real Property.

(g)       The Company has delivered to the Buyer true, correct and complete copies of all environmental audits, reports and other material environmental documents in the Company’s possession relating to the Company’s past or current properties, facilities and operations.

4.22     Transactions with Affiliates.  Section 4.22 of the Seller Disclosure Schedule lists all contracts and agreements between the Company, on one hand, and the Seller, its Affiliates or any of their respective officers, directors, employees or shareholders, on the other hand.

4.23     Undisclosed Liabilities.  Except as set forth on Section 4.23 of the Seller Disclosure Schedule, the Company does not have any liability or obligation of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP other than any such liabilities (1) reflected in the Most Recent Balance Sheet; (2) incurred since the date of the Most Recent Year End in the Ordinary Course of Business; (3) for Transaction Expenses; (4) for Indebtedness; and (5) liabilities arising out of future non-monetary performance obligations under any Contract (excluding any liability or obligation arising, directly or indirectly, as a result of or in connection with any breach of any Contract, breach of warranty, tort, infringement or violation of any Law or any legal, administrative or other proceeding or governmental investigation).

4.24     Customers and Suppliers.

(a)                Section 4.24(a) of the Seller Disclosure Schedule sets forth the ten largest suppliers of the Company (the “Top Suppliers”) for the twelve-month period ending December 31, 2017, as measured by the dollar amount of payments to such suppliers during such period, including the approximate total purchases made by the Company from each such Top Supplier during such period and the amount of rebates received from such Top Suppliers.

(b)       Section 4.24(b) of the Seller Disclosure Schedule sets forth the 20 largest customers of the Company (the “Top Customers”) for the twelve-month period ending December 31, 2017, as measured by the dollar amount of purchases therefrom during such period, including the approximate total sales by the Company to each such Top Customer during such period.

(c)        Except as disclosed on Section 4.24(c) of the Seller Disclosure Schedule, no Top Supplier or Top Customer has notified the Company orally or in writing that it intends to terminate or adversely change the terms of its relationship with the Company.  The Company is not involved in any material dispute or controversy with any of its Top Suppliers or Top Customers.

4.25     Accounts Receivable.  Except as set forth on Section 4.25 of the Seller Disclosure Schedule, all accounts receivable reflected on the Most Recent Balance Sheet, and all accounts receivable that have arisen since the Most Recent Balance Sheet:  (a) arose out of arm’s length transactions made in the Ordinary Course of Business, (b) are the valid and legally binding obligations of the Persons obligated to pay such amounts, and (c) as of the date of this Agreement, are not subject to any pending, or to the Seller’s Knowledge, threatened, written dispute, setoff or counterclaim (except to the extent any such dispute is reflected in the reserves for doubtful accounts shown on the Most Recent Balance Sheet).  The reserve on the Most Recent Balance Sheet against the accounts receivable for returns and bad debts has been calculated in accordance with GAAP.  To the Seller’s Knowledge, the Company has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivable.  Except as set forth on Section 4.25, all of the accounts receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are the Seller or Affiliates of the Company.

4.26     Disclaimer of Other Representations and Warranties.  NEITHER THE SELLER, THE COMPANY, NOR ANY OF THEIR AFFILIATES, REPRESENTATIVES OR ADVISORS HAVE MADE, OR WILL BE DEEMED TO HAVE MADE, TO THE BUYER ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN SECTIONS 3.1 AND 4 OF THIS AGREEMENT, INCLUDING WITH RESPECT TO FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED.  EXCEPT IN THE CASE OF FRAUD, NEITHER THE SELLER NOR THE COMPANY WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE BUYER, OR THE BUYER’S USE OF, ANY INFORMATION NOT CONTAINED IN THIS AGREEMENT (INCLUDING ANY OFFERING MEMORANDUM, BROCHURE OR OTHER PUBLICATION PROVIDED TO THE BUYER, OR ANY OTHER DOCUMENT OR INFORMATION PROVIDED TO THE BUYER IN CONNECTION WITH THE SALE OF THE SHARES).

   5.     Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of (a) the termination of this Agreement and (b) the Closing.

5.1       General.  Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 of this Agreement).

5.2       Notices and Consents.

(a)       The Seller will cause the Company to give any notices to third parties and will cause the Company to use its commercially reasonable efforts to obtain any third party consents that are necessary in connection with the transactions contemplated by this Agreement.  Each of the Parties will (and the Seller will cause the Company to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of any Governmental Authority necessary in connection with the transactions contemplated by this Agreement.

(b)       More specifically, the Buyer and the Seller shall cooperate in the preparation, submission and prosecution of all notices, requests for consent or approval and other filings with MN PUC and the FCC, in each case as set forth on Schedule 5.2(b).  Such cooperation shall include the following: (i) the Buyer and the Seller shall prepare and file any such application or similar request for approval or consent with the MN PUC and the FCC, as promptly as practicable and on such date as the Parties may mutually agree (but in no event later than ten business days after the date of this Agreement, unless otherwise agreed to in writing by the Parties); (ii) the Buyer and the Seller shall prepare and file any notice or similar filings with the applicable Governmental Authority, as promptly as practicable and on such date as the Parties may mutually agree (but in no event later than fifteen business days after the date of this Agreement, unless otherwise agreed to in writing by the Parties); (iii) the Buyer and the Seller shall each permit the other to review and comment on each such application or other filing prior to its submission and shall make such revisions thereto as the other may reasonably request; (iv) the Buyer and the Seller shall cooperate in good faith in the preparation and submission of any such application or other filing; (v) the Buyer and Seller shall execute and file any additional documents requested by the applicable Governmental Authority or otherwise required by Law to effectuate the transfer of control of the applicable Permit; (vi) the Buyer and the Seller shall both have the opportunity to participate in all meetings (in person or via telephone or video conference) with, review material communications to, and receive copies of material communications from, any Governmental Authority in connection with the applications or other filings submitted pursuant to this Section 5.2(b); (vii) none of the Parties shall (or encourage any other Person to) hinder or delay the Governmental Authority’s approval of any such application; and (viii) none of the Parties shall take any actions inconsistent with any such application.

5.3       Operation of Business.  The Seller will not, without the prior consent of the Buyer, cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as expressly contemplated by this Agreement.  Without limiting the foregoing, the Seller will not, without the prior consent of the Buyer, except as expressly contemplated by this Agreement, cause or permit the Company to do any of the following:

(a)       sell, lease (as lessor), transfer or otherwise dispose of, any of the material assets of the Company, other than as used, consumed or replaced in the Ordinary Course of Business, or encumber, pledge, mortgage or suffer to be imposed on any of the material assets of the Company any Security Interests (other than Permitted Liens);

(b)       amend, terminate, fail to timely apply for renewal of, or otherwise modify in any respect any Material Contract or any Permit other than as may be required in connection with transferring the rights or obligations under such agreement or Permit to the Buyer pursuant to this Agreement;

(c)       make any capital expenditures of more than $500,000 or enter into a capital commitment with respect thereto;

(d)       amend or otherwise change the Company’s charter, bylaws, or equivalent organizational documents;

(e)       issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any capital stock in the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock or any other ownership interest (including without limitation any phantom stock), in the Company;

(f)        acquire (including without limitation by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets; incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except borrowing in the Ordinary Course of Business pursuant to any existing credit agreements; or enter into or amend a contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (f);

(g)       redeem, purchase or otherwise acquire any of the Company’s capital stock; or

(h)       otherwise engage in any practice, take any action or enter into any transaction that would cause a Material Adverse Effect; provided, however, that the Company will be entitled to make distributions of excess cash and cash equivalents to the Seller.

5.4       Preservation of Business.  The Seller will use commercially reasonable efforts to cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the foregoing, except as contemplated by this Agreement, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller will cause the Company to, except as consented to in writing by the Buyer, (a) comply in all material respects with applicable Laws; (b) maintain the Real Property in good operating condition, reasonable wear and tear excepted; and (c) pay its Taxes when due and payable.

5.5       Full Access.  The Seller will permit, and will cause the Company to permit, representatives of the Buyer to have full access (except as may be prohibited by applicable Law), at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company.

5.6       Notice of Developments.

(a)             From and after the date of this Agreement until the Closing, each Party will promptly notify the other Parties hereto (i) if any representation or warranty made by such Party set forth in this Agreement was untrue when made and (ii) of any development occurring after the date of this Agreement that would give rise to a breach of any of the representations or warranties set forth in Section 3 or 4 of this Agreement to the extent such breach, individually or in the aggregate, would cause a failure of the conditions set forth in Section 7.1(a) or 7.2(a) (each, a “Supplemental Disclosure”).  In either event, if (A) the Buyer has the right to terminate this Agreement pursuant to Section 10.1(b) by reason of such development and (B) neither the Company nor the Seller had any Knowledge of such breach or misrepresentation at the time of signing this Agreement, then Buyer must either exercise that termination right, as provided in Section 10.1(b), or else the written notice pursuant to this Section 5.6(a) shall be deemed to have amended the Seller Disclosure Schedule, to have qualified the representations and warranties of the Company or the Seller set forth in this Agreement, and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of the development; provided that if Buyer does not have the right to terminate this Agreement pursuant to Section 10.1(b) by reason of such development, under no circumstances shall any written notice provided hereunder be deemed to have amended the Seller Disclosure Schedule, to have qualified the representations and warranties of the Company or the Seller set forth in this Agreement or to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of the development.

(b)       In addition, from and after the date of this Agreement until the Closing, the Company or the Seller will give prompt written notice to the Buyer (i) of any notice or other communication from any Person asserting that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby and (iii) of any legal proceedings commenced or, to the Seller’s Knowledge, threatened to be commenced against the Company or the Seller that, if pending on the date hereof, would have been required to be disclosed hereunder.

5.7       Exclusivity.  The Seller will not, and will not cause or permit the Company or any of their respective Affiliates, agents or representatives, to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation or share exchange); (b) enter into any agreement with respect to any Acquisition Proposal with respect to the Company; or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or its business.

5.8       Tax Matters.  Without the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned, the Company will not make or change any election (other than elections on tax returns consistent with past practice), change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of materially increasing the Tax liability of the Buyer or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attributable of the Buyer or any of its Subsidiaries existing on the Closing Date.

5.9       Buyer Financing; Company Cooperation.

(a)        From and after the date of this Agreement until the Closing, the Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided that the Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities or otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing).

(b)       The Company agrees to, and will use reasonable efforts to cause appropriate officers of the Company to, upon the reasonable request of the Buyer, cooperate with the Buyer in connection with the Debt Financing on the terms and conditions described in the Debt Commitment Letter.  None of the Company nor any of its representatives will be required to take any action that could result in a breach of any contract or subject it to actual liability, or be reasonably likely to subject it to actual liability, or that would, in the Company’s reasonable judgment, unreasonably interfere with the business or operations of the Company prior to the Closing.  Such assistance shall include, but not be limited to, the following: (i) timely delivery to the Buyer of pertinent financial information relating to the Company as may be reasonably requested by the Buyer and required in connection with the Debt Financing; (ii) taking such actions as are necessary and are reasonably requested by the Buyer to facilitate the satisfaction on a timely basis of the conditions precedent to obtaining the Debt Financing set forth in the Debt Commitment Letter (insofar as such conditions relate to the Company); (iii) requesting from the Company’s existing lenders customary payoff letters, lien terminations or other instruments of termination or discharge in respect of Indebtedness of the Company contemplated by this Agreement to be repaid at Closing; and (iv) in the case of officers of the Company that will continue to be officers of the Company following the Closing, taking customary actions in such capacity (subject to applicable fiduciary duties) to approve the Debt Financing.

5.10     Confidentiality.  From the date of this Agreement until the Closing Date, neither the Company nor the Seller will, and will cause their respective Affiliates, agents, consultants or other third parties working on such Person’s behalf not to, use, directly or indirectly, any Buyer Confidential Information for any such Person’s own account or for the benefit of any other Person, or disclose or otherwise disseminate such Buyer Confidential Information to or for the benefit of any other Person or disclose or otherwise disseminate such Buyer Confidential Information to or for the benefit of any other Person.  The Company and the Seller will be solely responsible for causing the compliance of, and for any breach of, the confidentiality and use obligations set forth in this Agreement by the Company, the Seller or the Seller’s Affiliates, agents, consultants or other third parties working on their behalf, or other representatives of the same.  The Parties hereby agree that the Confidentiality Agreement effective as of June 3, 2016, as amended June 22, 2016 shall remain in full force and effect from the date of this Agreement until the Closing Date, at which time it shall terminate in all respects.

5.11     Termination of Certain Agreements.  Prior to the Closing Date, the Seller and the Company will have taken all actions necessary to terminate, and will cause to be terminated with no further Company liability, each contract, agreement or guaranty listed on Schedule 5.11 to the extent such contract, agreement or guaranty will not terminate in accordance with its terms in connection with the transactions contemplated by this Agreement.

   6.     Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

6.1       General; Retention of Documents and Information.

(a)        If after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents and the contemplated transactions, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, and the requesting Party will pay all reasonable out-of-pocket costs and expenses of the requested Party (unless the requesting Party is entitled to indemnification for the requested action under Section 8 of this Agreement).

(b)       The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data relating to the Company.  The Buyer agrees to preserve all such information for at least six years and will provide reasonable access to (with a right to copy) such information to the Seller and its agents and representatives.  After the Closing Date, the Seller will, until the sixth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company (which are not held by the Company and transferred to Buyer as part of the transactions contemplated herein) in existence on the Closing Date and make the same available for inspection and copying by the Buyer (at Buyer’s expense) during normal business hours of the Seller upon reasonable request and upon reasonable notice.  No such books, records or documents that may be relevant to any legal, regulatory or Tax audit, investigation, inquiry, or requirement will be destroyed after the sixth (6th) anniversary of the Closing Date by the Seller without first advising the Buyer in writing and giving the Buyer a reasonable opportunity to obtain possession thereof.

6.2       Confidentiality.  The Seller will, and will cause its respective Affiliates, agents, consultants or other third parties working on such Person’s behalf, to treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession.  In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2.  If, in the absence of a protective order or the receipt of a waiver, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to the tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal.  The disclosing party must use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer may designate.

6.3       Covenant Not to Compete and Not to Solicit/Hire.

(a)               For a period of three years from and after the Closing Date, the Seller will not, directly or indirectly, including through any Affiliate, own, invest in, acquire or hold any interest in, render services to, act as agent for, or otherwise engage or operate a business competitive with the business conducted by the Company in the twelve-month period immediately preceding the date hereof, including, without limitation, providing data, voice and video services to residential and commercial customers in the Territory.  Notwithstanding the foregoing, none of the following shall constitute a breach of this Section 6.3(a): (i) the ownership by the Seller or its Affiliates, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market, or (ii) the conduct by the Seller (including through any Affiliate) of the Seller Business so long as neither Section 6.2 nor Section 6.3(b) is breached.

(b)       For a period of three years from and after the Closing Date, the Seller will not, directly or indirectly (including through any Affiliate), (i) employ, retain or engage (as an employee, consultant or independent contractor), or induce or attempt to induce any Newly Hired Business Personnel to leave the employ of the Buyer and its Affiliates (including the Company), or in any way interfere adversely with the relationship between any Newly Hired Business Personnel and the Buyer and its Affiliates (including the Company), (ii) induce or attempt to induce any Newly Hired Business Personnel to work for, render services or provide advice to or supply Confidential Information or trade secrets of the Buyer and its Affiliates (including the Company) to any Person, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other Person having a business relationship with the Buyer and its Affiliates (including the Company) to cease doing business with the Buyer and its Affiliates (including the Company), or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other such Person and the Buyer and its Affiliates (including the Company).  Notwithstanding the foregoing, nothing shall preclude the Seller or its Affiliates from hiring, employing or engaging any Newly Hired Business Personnel who: (i) responds to a generalized solicitation through advertisements in newspapers, trade journals, on the internet, or by any other similar medium so long as such solicitations are not directed at such Newly Hired Business Personnel or (ii) is referred by search firms, employment agencies, or other similar Persons, provided that such Persons have not been specifically instructed by the Seller or its Affiliates to solicit the Newly Hired Business Personnel.

(c)        If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d)       If any provisions of this Section 6.3 are violated, then the time limitations set forth in this Section 6.3 shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Buyer or the Company is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(e)       The Seller acknowledges and agrees that the value to the Buyer of the transactions contemplated herein would be substantially and materially diminished if the Seller, directly or indirectly, through or in association with any Person or otherwise, were hereafter to breach any of the provisions of Section 6.3 and the Seller has therefore agreed to the provisions of Section 6.3 as a material inducement to the Buyer to enter into this Agreement, and in consideration of the promises, representations and covenants made by the Buyer under this Agreement.  The Seller specifically acknowledges and agrees that the provisions of Section 6.3 are commercially reasonable restraints on the Seller and are reasonably necessary to protect the interests the Buyer is acquiring.  The Seller further acknowledges and agrees that the Buyer would be irreparably damaged by a breach of Section 6.3 and would not be adequately compensated by monetary damages for any such breach.  Therefore, in addition to all other remedies, the Buyer shall be entitled to injunctive relief from any court having jurisdiction to restrain any violation (actual or threatened) of Section 6.3 without the necessity of (i) proving monetary damages or the insufficiency thereof, or (ii) posting any bond in regard to any injunctive proceeding.

 (f)       Notwithstanding any provisions of this Agreement to the contrary, this Section 6.3 shall be null and void, and of no further force and effect, in the event of the sale of the Seller or any material portion of its assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise, whether directly or indirectly, including through the sale of any parent entity).

6.4       Reporting Requirements.  From the date of this Agreement until the one-year anniversary of the Closing Date, the Seller and its Affiliates and, with respect to the period prior to the Closing Date, the Company, agree to provide such assistance with the Reporting Requirements as is reasonably requested by the Buyer.  This assistance will include, but not be limited to, the following: (a) assistance with the preparation of the Company’s financial statements, including (i) an audit of certain financial statements of the Company, to the extent required by the Securities and Exchange Commission, by Olsen Thielen or another national or regional accounting firm, and (ii) unaudited financial statements for the Company for any interim period that may be required by the Reporting Requirements, and (b) using commercially reasonable efforts to take such other actions and provide such other information as is reasonably requested by the Buyer to comply with the Reporting Requirements, including filing one or more Current Reports on Form 8-K with respect to the transactions contemplated in this Agreement.  Any reasonable out-of-pocket, third-party costs and expenses, including fees of independent audit firms and outside legal counsel, incurred by the Seller or its Affiliates in complying with this Section 6.4 will be paid by the Buyer upon invoicing.

6.5       Employment Matters.

(a)               Immediately prior to the Closing, the Seller shall terminate the employment or service of each of the Business Employees set forth on Schedule 6.5(a) (the “Terminated Business Employees”), which termination shall be contingent upon the Closing actually occurring.  Subject to the terms and conditions of this Section 6.5, at the Closing, the Buyer shall offer employment to each Terminated Business Employee, to the extent such person is an active employee of the Seller or its Affiliates as of the close of business on the day immediately prior to the Closing Date, such employment with the Buyer to be effective as of immediately after the Closing.  Each Terminated Business Employee who (i) accepts the Buyer’s offer, (ii) executes and delivers a customary confidentiality agreement, restrictive covenant agreement, offer letter or other applicable policies or agreements with the Buyer and (iii) actually performs services for the Buyer immediately after the Closing, shall be referred to as a “Newly Hired Business Personnel.”

(b)        Prior to or at the Closing, the Seller shall pay each Terminated Business Employee (i) all payments, including but not limited to, accrued but unpaid salaries, wages, commissions, vacation, other paid time off and bonuses earned (for which the Terminated Business Employee is entitled under the Seller’s policies) by such Terminated Business Employee up to the Closing, and (ii) all accrued but unpaid contributions and payments required to be made by the Seller and any other appropriate entity (including, without limitation, other Affiliates of the Seller) with respect to the Terminated Business Employee under any Employee Benefit Plans.

(c)        The Buyer shall give, or cause to be given to, each Newly Hired Business Personnel credit for his or her years of service with the Seller prior to the Closing for purposes of determining eligibility to participate in and vesting (but not for purposes of (i) benefit accruals other than vacation or personal time off or (ii) vesting under any equity-based arrangements) under the employee benefit plans of the Buyer or its Affiliates in which the Newly Hired Business Personnel become eligible to participate after the Closing, to the extent permitted under the terms of such plans; provided, however, that (1) such service shall be recognized only to the extent it was recognized under the corresponding Employee Benefit Plan in which such Newly Hired Business Personnel participated immediately prior to the Closing, (2) nothing herein shall result in the duplication of any benefits for the same period of service and (3) no Newly Hired Business Personnel shall be eligible to participate in the Buyer’s or its Affiliates’ benefit plans until the Buyer determines in its sole discretion.

(d)       The Seller will be responsible for providing all notices and continuation coverage required under COBRA to all Business Employees or former Business Employees of the Seller or the Company (including to all Terminated Business Employees and to any beneficiaries and former Business Employees and beneficiaries), including those who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulations §54.4980B-9) as a result of the consummation of the transactions contemplated by this Agreement.  Specifically, the Seller agrees that all obligations to provide such continuation coverage to all such employees (including the Terminated Business Employees), former Business Employees, beneficiaries and M&A Qualified Beneficiaries are being allocated to the Seller.  If the Seller and its Affiliates cease to maintain a group health care plan, then, notwithstanding any other provision of this Agreement to the contrary, the Seller will reimburse the Buyer for any and all expenses incurred by the Buyer in excess of the premiums collected by the Buyer from all such Business Employees, former Business Employees, beneficiaries and M&A Qualified Beneficiaries and any actual reinsurance or stop-loss insurance recoveries (including claims incurred under the Buyer’s or its Affiliates’ group health plan, administrative fees, reinsurance premiums) in providing such continuation coverage to all such Business Employees, former Business Employees, beneficiaries and M&A Qualified Beneficiaries.

(e)        Effective as of the Closing, all Terminated Business Employees and their eligible dependents shall cease participation in the Employee Benefit Plans, except for any amounts or benefits, including any claims or benefits vested, incurred or accrued on or prior to the Closing through the end of the month including the Closing.  Seller shall retain all liabilities arising under or with respect to any Employee Benefit Plans and the Buyer shall not have any liabilities or obligations under or with respect to any such Employee Benefit Plans.

(f)         Effective as of immediately prior to the Closing, the Seller shall take, or cause to be taken, all actions necessary to fully-vest the accounts of all Terminated Business Employees who are participants in the Zayo Group Holdings, Inc. 401(k) Plan.

(g)        Without limiting the generality of the provisions of Section 11.2, the provisions of this Section 6.5 are solely for the benefit of the Parties to this Agreement, and nothing contained in this Section 6.5, whether express or implied:  (i) shall create any third party beneficiary or other rights in any Person (including any current or former Business Employees or any dependent or beneficiary thereof) in respect of the terms and conditions of employment with, or any compensation or benefits that may be provided by, the Company, the Buyer or any of their respective Affiliates; (ii) shall be deemed to establish or amend any employee benefit or compensation plan, program, agreement or arrangement for any purpose; or (iii) shall alter or limit the Buyer’s ability to amend, modify or terminate any employee benefit or compensation plan, program, agreement or arrangement at any time.

6.6       Insurance Matters.  For six renewal periods, defined by the annual coverage periods as reflected in the terms of the underlying primary and excess Errors & Omissions, Directors & Officers, and Employment Practice Liability insurance policies, commencing subsequently and consecutively to the Closing Date, the Seller (or its Affiliates, as applicable) shall purchase and maintain insurance coverage under such policies for the Company with materially analogous terms and conditions to the insurance policies currently in effect for the Company immediately prior to the Closing Date.  In the event that the Seller (or its Affiliates, as applicable) fails to maintain such coverage, the Seller shall purchase a run-off insurance policy with materially analogous terms and conditions to the insurance policies currently in effect for the Company immediately prior to the Closing Date continuously covering the period up to and including the last calendar day of the sixth renewal period and providing coverage for all acts prior to the Closing Date.

    7.    Conditions to Obligation to Close.

7.1       Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)        (i) each of the representations and warranties contained in Sections 3.1(a) (Authorization), 3.1(b) (Organization), 3.1(e) (Shares), 4.1 (Organization, Qualification and Power), 4.2 (Capitalization), 4.5 (Title to Assets) and 4.6 (Subsidiaries) shall be true and correct in all respects, and (ii) each of the representations and warranties contained in Section 3.1 or 4 of this Agreement other than those listed in clause (i) of this Section 7.1(a) that are qualified by materiality shall be true and correct in all respects, and the representations and warranties set forth in Section 3.1 or 4 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same will continue on the Closing Date to be true and correct as of the specified date;

(b)        the Seller and the Company will have performed and complied with all of their respective covenants contained in this Agreement in all material respects through the Closing;

(c)        the Seller will have procured the third party consents, authorizations and approvals set forth in Schedule 7.1(c);

(d)        no action, suit or proceeding will be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would: (i)  prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of the Buyer to own the Shares and to control the Company;

(e)        the Seller will have executed and delivered to the Buyer a certificate to the effect that each of the conditions specified in this Section 7.1(a) to (d) is satisfied in all respects;

(f)        the Seller will have entered into the Escrow Agreement in the form attached as Exhibit A;

(g)        the Seller will have entered into a transition services agreement with the Buyer, in a form reasonably acceptable to the Parties and on the general terms set forth on Exhibit B (the “Transition Services Agreement”);

(h)        the Seller or one or more of its Affiliates will have entered into amendments on commercially reasonable terms related to the Long-Term Agreements, on the general terms set forth on Exhibit C;

(i)         each of the Company and the Seller will have delivered a certificate of incumbency, dated as of the Closing Date, as to the officers and other personnel of the Company or the Seller, as applicable, executing this Agreement and any certificate, instrument or document to be delivered by such Party at the Closing;

(j)         each of the Company and the Seller will have delivered a certified copy of corporate resolutions authorizing the execution and delivery of this Agreement and the consummation of the  transactions contemplated by this Agreement and certifying as to the true and correct versions of each such Party’s organizational documents;

(k)        the Buyer and the Seller will have received approval of the transactions contemplated by this Agreement from the MN PUC and the FCC;

(l)         the Company will deliver to the Buyer written resignations of all of the incumbent officers, directors or persons holding similar positions of the Company;

(m)       the Seller will deliver one or more instruments transferring the Shares to Buyer;

(n)        the Seller and the Company will have delivered each payoff letter or invoice related to the payment of the Closing Indebtedness and Transaction Expenses pursuant to Section 2.3(b), including, without limitation, the Payoff Letters;

(o)        the Seller and the Company will have delivered the releases, consents, approvals and notices required to be obtained or made in connection with the transactions contemplated by this Agreement set forth in Schedule 7.1(o);

(p)        the Seller and the Company will have delivered written evidence of the termination of each of the contracts, agreements and guaranties set forth on Schedule 5.11;

(q)       the Seller will execute and deliver a certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b); and

(r)        the Seller will have delivered an estoppel certificate or other evidence of satisfaction of all amounts owning by the Company to the City of Savage under that certain Lease dated as of September 27, 1984 by and between the City of Savage and the Company.

The Buyer may waive any condition specified in this Section 7.1 by providing a written waiver at or prior to the Closing.

7.2       Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)        (i) each of the representations and warranties contained in Sections 3.2(a) (Organization of the Buyer), 3.2(b) (Authorization of Transaction) shall be true and correct in all respects, and (ii) each of the representations and warranties contained in Section 3.2 of this Agreement other than those listed in clause (i) of this Section 7.2(a) that are qualified by materiality shall be true and correct in all respects, and the representations and warranties set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same will continue on the Closing Date to be true and correct as of the specified date;

(b)        the Buyer will have performed and complied with all of its covenants contained in this Agreement in all material respects through the Closing;

(c)        no action, suit or proceeding will be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge will be in effect);

(d)        the Buyer will have delivered to the Seller a certificate to the effect that each of the conditions specified above in this Section 7.2(a) to (c) is satisfied in all respects;

(e)        the Buyer will have entered into the Transition Services Agreement;

(f)         the Company (at the direction of the Buyer) will have entered into amendments on commercially reasonable terms related to the Long-Term Agreements, on the general terms set forth on Exhibit C;

(g)        the Buyer will have entered into the Escrow Agreement;

(h)        the Buyer will have delivered a certificate of incumbency, dated as of the Closing Date, as to the officers and other personnel of the Buyer executing this Agreement and any certificate, instrument or document to be delivered by the Buyer at the Closing;

(i)         the Buyer will have delivered a certified copy of corporate resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; and

(j)         the Buyer and the Seller will have received approval of the transactions contemplated by this Agreement from the MN PUC and the FCC.

The Seller may waive any condition specified in this Section 7.2 by providing a written waiver at or prior to the Closing.

    8.    Remedies for Breaches of this Agreement.

8.1       Survival of Representations, Warranties and Covenants.  The representations and warranties of the Seller, and the Buyer, other than Sections 3.2(a), (b) and (d) and other than the Fundamental Representations, will survive the Closing and continue in full force and effect for a period of 18 months after the Closing.  The Fundamental Representations and the representations and warranties of the Buyer contained in Sections 3.2(a), (b) and (d) of this Agreement will survive the Closing and continue in full force and effect until sixty (60) days after the expiration of the applicable statutes of limitations.  The covenants set forth in Section 5 of this Agreement will terminate upon the Closing.  The covenants set forth in Section 6 of this Agreement and the other sections of this Agreement will survive indefinitely, unless a shorter period of survival is specifically set forth in this Agreement.

8.2       Indemnification Provisions for Benefit of the Buyer.  Subject to the limitations otherwise set forth in this Section 8, from and after the Closing, the Seller shall indemnify the Buyer Indemnified Parties against any Adverse Consequence that the Buyer and its Affiliates, officers, directors, employees, shareholders, agents and representatives (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) suffers, sustains or becomes subject to as a result of or arising out of: (a) any breach of any of the representations and warranties set forth in Sections 3.1 and 4 of this Agreement; (b) any breach of, or failure by the Company (for all pre-Closing periods) or the Seller to comply with the covenants contained in this Agreement; (c) any Transaction Expenses or Closing Indebtedness; (d) the Indemnified Taxes; and (e) any of the matters set forth on Schedule 8.2.  Notwithstanding the foregoing, however, no Buyer Indemnified Party will be entitled to any indemnification as a result of, or based upon or arising from, any claim for Adverse Consequences or other liability to the extent that such Adverse Consequence is taken into account in finally determining the Total Purchase Price pursuant to Section 2.4.

8.3       Limitations on Liability.  No claim may be made against the Seller for indemnification pursuant to Section 8.2(a) unless the aggregate dollar amount of all such Adverse Consequences exceeds $210,000 (the “Threshold Amount”) in which event the Seller shall be liable for indemnification for Adverse Consequences only to the extent such aggregate amount exceeds such Threshold Amount and up to an aggregate amount equal to $3,150,000 (the “Maximum Amount”); provided, however, that neither the Threshold Amount nor the Maximum Amount shall apply to claims made in respect of (i) any breach of the Fundamental Representations; (ii) claims made pursuant to Sections 8.2(b), 8.2(c), 8.2(d) or 8.2(e); or (iii) Adverse Consequences resulting from fraud.  Notwithstanding the foregoing, except in the case of fraud, in no event shall the indemnification obligations of the Seller to the Buyer Indemnified Parties exceed the Total Purchase Price (which shall include, for clarification purposes, any adjustments to the Total Purchase Price as provided herein).

8.4       Indemnification Provisions for Benefit of the Seller.  In the event the Buyer breaches any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 8.1, provided that the Seller makes a written claim for indemnification against the Buyer within the survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, or caused by such breach.

8.5       Matters Involving Third Parties.

(a)        If any third party notifies any Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party under this Section 8, then the Indemnified Party will promptly notify each Indemnifying Party in writing within 30 days after the Indemnified Party has received the Third Party Claim; provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

(b)        Any Indemnifying Party will have the right to participate in and control the defense or settlement of any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party elects to control such defense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and (iv) the Indemnifying Party reasonably believes that it is obligated to provide indemnification to the Indemnified Party under this Agreement.  The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, or agree to extend any applicable statute of limitations, without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(c)        So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.5(b), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(d)        If any of the conditions in Section 8.5(b) is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorney fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

(e)        Nothing in this Section 8.5 will limit the Indemnifying Party’s right to assert that the Indemnified Party is not entitled to indemnification under this Agreement.

8.6       Direct Claims Procedure.  In the event the Indemnified Party should have a claim for indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party will, as promptly as practicable, deliver to the Indemnifying Party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Adverse Consequences incurred or suffered by the Indemnified Party (to the extent ascertainable at the time), (b) a statement that the Indemnified Party is entitled to indemnification under this Section 8 and a reasonably detailed explanation of the basis therefor, and (c) a demand for payment by the Indemnifying Party.  Within 30 days after delivery of such written notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response will be accompanied by a payment by the Indemnifying Party of the Claimed Amount or written instructions to the Escrow Agent to release such amount, as applicable), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response will be accompanied by payment by the Indemnifying Party of the Agreed Amount or written instructions to the Escrow Agent to release such amount, as applicable), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party will use good faith efforts to resolve such dispute as promptly as practicable.  If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party will each have the right to proceed with dispute resolution in accordance with the provisions of Section 11.16.

8.7       Adjustment to Purchase Price.  All indemnification payments under this Section 8 will be deemed adjustments to the Purchase Price.

8.8       Other Indemnification Provisions.

(a)        Notwithstanding any other provision in this Agreement to the contrary, in no event will the Seller be liable for punitive damages, loss of profits, diminution in value, or other consequential damages incurred by the Buyer, unless (subject to the other limitations on liability set forth in this Section 8) the punitive damages, loss of profits, diminution in value, or other consequential damages are incurred or suffered by a third party and that form part of a Third Party Claim.

(b)       The amount of any Adverse Consequences will be computed net of any insurance proceeds actually recovered or received by the Indemnified Party in connection therewith and net of any Tax Benefits actually realized in, prior to or in the two years after the taxable year in which the indemnification payment is made, which Tax Benefits will be determined after taking into account the Tax consequences of receipt of the indemnity payment; provided, however, that, for purposes of this Section 8.8(a), “Adverse Consequences” shall include any cost associated with pursuing such insurance proceeds, including any deductible or co-pay, out-of-pocket costs and any increase in premium payable by such Indemnified Party or any retroactive adjustment under any such insurance and any other expenses.  The Buyer will use commercially reasonable efforts to seek or cause the Company to seek full recovery under all insurance policies covering any Adverse Consequences to the same extent as they would if such Adverse Consequences were not subject to indemnification hereunder, and the Buyer will not cause the Company to terminate or cancel any insurance policies in effect for periods prior to the Closing until after expiration of all applicable survival periods in Section 8.1.

(c)        Each Indemnified Party will use commercially reasonable efforts to mitigate any Adverse Consequences with respect to any matters for which such party seeks indemnification under this Section 8.

(d)        Notwithstanding any provision of this Agreement to the contrary, in no event shall any Indemnified Party have an obligation to sue any Person (including any insurance provider) or otherwise pursue any claim against any Person.

(e)        No claims for indemnification may be made by the Buyer to the extent the expense, loss or liability comprising the Adverse Consequence (or a part thereof) with respect to such matter has been taken into account in the determination of the Total Purchase Price.

(f)         For purposes of calculating the amount of any Adverse Consequences under this Section 8, the amount of the Adverse Consequence shall be determined without regard to any materiality qualification, including such terms as “material,” “in all material respects” or “Material Adverse Effect” contained in applicable representation and warranty.  Any materiality qualification shall not be disregarded in determining whether a particular representation or warranty has been breached.

8.9       Exclusive Remedy.  Except as provided in Sections 2.4, 6.3, 9, 10 and 11.15, the indemnification provided in this Section 8 is the sole and exclusive remedy for any breach of this Agreement and any transaction contemplated hereby; provided, however, that (a) the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement or to seek any other remedy to which they are entitled in equity and (b) nothing herein shall preclude a Party from bringing any action for fraud.

8.10     Escrow.  In the event the Buyer is entitled to indemnification pursuant to Section 8, the Buyer will first seek payment from the Escrow Fund, to the extent of funds available thereunder, and not from the Seller.

   9.     Tax Matters.

9.1       Agreements Regarding Tax Matters.

(a)                Income of the Company will be included on the consolidated federal Income Tax Return and the Minnesota Unitary Income Tax Return of the Affiliated Group that includes the Seller and the Company for all periods through the end of the Closing Date and the Affiliated Group shall pay any federal Income Taxes or state income tax attributable to such Income.  The Seller shall prepare, or cause to be prepared, all other Income Tax Returns for the Company for its Tax periods ending on or before the Closing Date.

(b)       The Buyer shall prepare and file, or cause to be prepared and filed, when due all Tax Returns (other than Income Tax Returns) that are required to be filed by or with respect to the Company for all Pre-Closing Tax Periods that are due after the Closing Date.  The Seller shall promptly reimburse the Buyer for the amount of Taxes due by the Company with respect to the filing of the Tax Returns for the Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date), to the extent not paid before Closing or taken into account in the determination of the Net Working Capital as shown on the Closing Date Balance Sheet.  To the extent permitted by applicable Law, the Buyer shall prepare all such Tax Returns for Pre-Closing Tax Periods and for Straddle Periods consistent with the Company’s past practices.  The Buyer shall provide to the Seller for the Seller’s review and comment drafts of Tax Returns required to be prepared by the Buyer pursuant to this Section 9.1(b) for the Company for Pre-Closing Tax Periods and for Straddle Periods as soon as practicable prior to filing (and in all events 10 days prior to filing).  The Seller shall provide any comments to such Tax Returns in writing within 20 days of Seller’s receipt of such Tax Returns (except where such 20-day period is not practical, in which case as soon as practical).  The Parties will attempt to resolve in good faith any disputes with respect to such comments subject to the dispute resolution procedures of Section 2.4(b).  In no event will a dispute prevent the Buyer from timely filing any such Tax Return; provided, however, that in the event that the Independent Accountant has not yet resolved any such dispute prior to the deadline for filing such Tax Return (including any extensions), Buyer will be entitled to file such Tax Return as prepared by Buyer subject to amendment at Buyer’s expense to reflect the resolution when rendered by the Independent Accountant.

(c)        For purposes of this Section 9.1, Taxes for a Straddle Period shall be apportioned to a Pre-Closing Tax Period and a Post-Closing Tax Period using the following conventions: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount apportioned to a Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and the balance of such Taxes shall be apportioned to the Post-Closing Tax Period; and (ii) in the case of all other Taxes (including employment Taxes, and sales and use Taxes) the amount apportioned to the Pre-Closing Tax Period shall be determined as if the Company had filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on the end of the day on the Closing Date using a “closing of the books methodology,” and the balance of such Taxes shall be apportioned to the Post-Closing Tax Period.

(d)        Except to the extent required under applicable Law as determined pursuant to the next sentence, after the Closing Date, the Buyer shall not, and shall not cause or permit the Company, to (i) file a Tax Return for the Company for a type of Tax in a jurisdiction where the Company has not previously filed a Tax Return for that type of Tax or file an amended Tax Return for the Company in each case with respect to any Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, in each case for clauses (i) and (ii) without the advance written consent of the Seller.  For the purposes of determining whether any of the actions described in clauses (i) and (ii) of the preceding sentence are required under applicable Law, the Parties shall negotiate and discuss in good faith; provided that if the Parties are unable to agree on whether an action is required under applicable Law, the dispute shall be submitted for resolution to the Independent Accountant, whose determination shall be final and binding, and the costs and expenses of the Independent Accountants shall be borne by the non-prevailing Party in such dispute.

(e)        Any Tax refunds that are received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company becomes entitled, that relate to a Pre-Closing Tax Period and that are not listed as an asset in the Net Working Capital as shown on the Closing Date Balance Sheet will be for the account of the Seller, and the Buyer will pay over to the Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto, net of any Taxes and any reasonable expenses incurred with respect thereto.  At the Seller’s request and with the Buyer’s consent (which shall not be unreasonably withheld, delayed or conditioned), the Company shall apply, at the sole cost and expense of the Seller, for any Tax refund available for any Pre-Closing Tax Period that is payable to the Company.

(f)        For purposes of preparing and filing Tax Returns, the Seller and the Buyer agree that any deductions attributable to (i) Company expenses related to this transaction and transaction bonuses or similar amounts paid by the Company or the Buyer on or before the Closing Date, and (ii) any unpaid expenses of the Company, including any transaction bonuses or similar amounts accrued or accruable as of the Closing Date, shall be deducted on the Tax Return of the Company for its Tax period (or portion thereof) ending on the Closing Date to the extent permitted by Law.  The Buyer shall not permit the Company to engage in any transactions outside the Ordinary Course of Business on the Closing Date after the Closing and shall indemnify the Seller for any additional Tax owed by the Seller (including any Tax owed due to this indemnification payment) resulting from any transaction engaged in by the Company not in the Ordinary Course of Business occurring on the Closing Date after the Buyer’s purchase of the Shares.  The Buyer shall not make, and shall not permit its Affiliates to make, an election under Code § 338 (or any corresponding or similar election under state, local, or non-U.S. Law) with respect to its acquisition of the Shares of the Company.

(g)        Tax Disputes.

(i)        The Buyer shall deliver a written notice to the Seller in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other Governmental Authority proceeding with respect to Taxes of the Company for which the Seller may be liable (a “Tax Controversy”).  With respect to any Tax Controversy for Taxes of the Company for a Pre-Closing Tax Period (other than the pre-Closing portion of any Straddle Period), the Seller may elect to assume and control the defense of such Tax Controversy by written notice to the Buyer within 30 days after delivery by the Buyer to the Seller of the Tax Controversy Notice.  If the Seller elects to assume and control the defense of any Tax Controversy, the Seller shall (x) keep the Buyer reasonably informed of all material developments and events relating to such Tax Controversy (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence before the Seller sends such correspondence to any Governmental Authority), and (y) consult with the Buyer in connection with the defense or prosecution of any such Tax Controversy, and, at its own cost and expense, the Buyer shall have the right to participate in (but not control) the defense of such Tax Controversy (including participating in any discussions with the applicable Governmental Authority regarding such Tax Controversy); provided, however, that the Seller shall not settle or compromise any Tax Controversy without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned).

(ii)       In connection with any Tax Controversy that relates to Taxes of the Company for a Pre-Closing Tax Period that the Seller does not timely elect to control pursuant to this Section 9.1(h), and in connection with any Tax Controversy with respect to the Company for any Straddle Period, such Tax Controversy shall be controlled by the Buyer, and the Seller agrees to reasonably cooperate with the Buyer with respect such Tax Controversy.  With respect to any such Tax Controversy, the Buyer shall (x) keep the Seller reasonably informed of all material developments and events relating to such Tax Controversy (including promptly forwarding copies to the Seller of any related correspondence, and shall provide the Seller with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Governmental Authority), and (y) consult with the Seller in connection with the defense or prosecution of any such Tax Controversy and, at its own cost and expense, the Seller shall have the right to participate in (but not control) the defense of such Tax Controversy (including participating in any discussions with the applicable Governmental Authority regarding such Tax Controversy), provided, however, that the Buyer shall not settle or compromise any Tax Controversy without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned).

(iii)      Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Controversies shall be governed exclusively by this Section 9.1(h) (and not Section 8.5 except that Section 8.5(e) shall also apply to Tax Controversies).

9.2       Cooperation on Tax Matters.

(a)              The Parties will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation will include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis at no cost to provide additional information and explanation of any material provided hereunder.  The Buyer and the Seller shall, and shall cause their Affiliates to, (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Seller shall, and shall cause their respective Affiliates to, allow the Buyer to take possession of such books and records.

(b)       The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated by this Agreement).

   10.   Termination.

10.1     Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)        The Buyer and the Seller (for itself and on behalf of the Company) may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)       The Buyer may terminate this Agreement by giving written notice to the Seller and the Company at any time prior to the Closing in the event that the Seller or the Company has breached any representation, warranty or covenant contained in this Agreement in any material respect, in each case, such that a condition to Closing set forth in Section 7.1 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, are not cured, prior to the earlier of (A) the business day prior to the Termination Date and (B) the date that is 20 days after written notice thereof is delivered to the Seller and the Company;

(c)       The Seller (for itself and on behalf of the Company) may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty or covenant (excluding, for the avoidance of doubt, Buyer’s obligations pursuant to Section 5.9 (Buyer Financing; Company Cooperation)) contained in this Agreement in any material respect, in each case, such that a condition to Closing set forth in Section 7.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, are not cured, prior to the earlier of (A) the business day prior to the Termination Date and (B) the date that is 20 days after written notice thereof is delivered to the Buyer;

(d)       The Seller (for itself and on behalf of the Company) or the Buyer, may terminate this Agreement by giving written notice to other Party at any time prior to the Closing if a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate the Agreement pursuant to this Section 10.1(d) shall not be available to any Party if the issuance of such final and non-appealable order, decree, ruling or other restraint is primarily due to the failure of that Party to perform its obligations under this Agreement;

(e)       The Seller (for itself and on behalf of the Company) or the Buyer, may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing if the transactions contemplated by this Agreement are not consummated on or prior to July 31, 2018 (the “Termination Date”) and the Party seeking to terminate this Agreement pursuant to this Section 10.1(e) is not in breach of any representation, warranty or covenant set forth in this Agreement, which breach is the primary cause of any of the conditions set forth in Sections 7.1 or 7.2 to fail to be satisfied; and

(f)        The Seller (for itself and on behalf of the Company) may terminate this Agreement if (i) the conditions to the obligations of the Buyer to consummate the Closing set forth in Section 7.1 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing), (ii) the Buyer fails to obtain and consummate the Debt Financing on the terms and conditions substantially set forth in the Debt Commitment Letter, and (iii) the Buyer fails to consummate the Closing by the later of (A) the date the Closing should have been consummated pursuant to Section 2.5 and (B) three (3) business days after the Seller provides written notice to the Buyer that the conditions to the obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement set forth in Section 7.1 have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and that the Seller and the Company are ready, willing and able to consummate the Closing.

10.2     Effect of Termination.

(a)        Except as provided in Sections 10.2(b) and 10.2(c), if any Party terminates this Agreement pursuant to Section 10.1 of this Agreement, all rights and obligations of the Parties under this Agreement will terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach) except the provisions of Sections 10.2(a), 10.2(b) and 10.2(c), the provisions of Section 5.10 (Confidentiality), this Section 10.2 (Effect of Termination) and Section 11 (Miscellaneous) of this Agreement shall survive the termination hereof.

(b)        If the Seller terminates this Agreement pursuant to Section 10.1(c) or Section 10.1(f) of this Agreement, the Parties agree that the Company and the Sellers shall have suffered a loss and value of an incalculable nature and amount, unrecoverable in Law, and the Buyer shall pay the Seller a fee equal to $3,150,000 (the “Termination Fee”) by wire transfer of same-day funds on the third business day following the date of termination of this Agreement as liquidated damages, it being understood that in no event shall the Buyer be required to pay the Termination Fee on more than one occasion.  The Termination Fee will serve as the exclusive remedy to the Seller under this Agreement in the event of the Seller’s termination of this Agreement pursuant to Section 10.1(c) or Section 10.1(f) of this Agreement.  Solely for purposes of establishing the basis for the amount of the Termination Fee, it is agreed that the Termination Fee is not a penalty, but is liquidated damages (in the event it is paid) in a reasonable amount to compensate the Seller and the Company in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be difficult to calculate with any precision.  The Buyer and the Seller acknowledge and agree that the agreements contained in this Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Seller would not enter into this Agreement; accordingly, if the Buyer fails promptly to pay the Termination Fee due pursuant to this Section 10.2(b), the Buyer shall pay to the Seller its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such effort to collect, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(c)               Notwithstanding anything to the contrary in this Agreement, solely in the event of the Seller’s termination of this Agreement pursuant to Section 10.1(c) or Section 10.1(f) of this Agreement:  (i) the Seller’s right to receive payment of the Termination Fee together with any costs or expenses set forth in Section 10.2(b) (collectively, the “Recoverable Amounts”) shall be the sole and exclusive remedy of the Company or the Seller or any of their respective Affiliates, against the Buyer, its Affiliates or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (collectively, the “Buyer Related Parties”) or any financing source (including the Lender) and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees for any and all Adverse Consequences that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, other than for a Willful Breach; (ii) upon payment of the Recoverable Amounts in accordance with this Section 10.2(c), none of the Buyer Related Parties or any financing source and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents, other than for a Willful Breach; and (iii) upon receipt of the Recoverable Amounts in accordance with this Section 10.2(c), in no event shall the Company or the Seller seek any (x) equitable relief or equitable remedies of any kind whatsoever or (y) additional money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, other than damages in an amount not in excess of the Recoverable Amounts, other than in the case of a Willful Breach.

   11.    Miscellaneous.

11.1     Press Releases and Public Announcements.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller.  Any Party, however, may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

11.2     No Third-Party Beneficiaries.  Except as expressly provided in Sections 10.2(c), 11.17 and 11.18, this Agreement will not confer any rights or remedies upon any Person (including without limitation employees of the Company) other than the Parties and their respective successors and permitted assigns.  Nothing herein will be construed as amending any employee benefit plan of the Buyer or any of its Affiliates for any purpose.

11.3     Entire Agreement.  This Agreement (including the documents, exhibits and schedules referred to in this Agreement) and the Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement, including, without limitation, the Offer Letters dated October 5, 2016 and December 15, 2017 between the Buyer and the Seller.

11.4     Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may assign any or all of its rights and interests hereunder (a) to one or more of its Affiliates, (b) for collateral security purposes to any lender providing financing to the Buyer or its Affiliates, and (c) to any subsequent purchaser of the Buyer or any material portion of its assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise).  No assignment shall relieve the assigning party of any of its obligations hereunder.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.4 will be void.

11.5     Counterparts and Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile or scanned pages.

11.6     Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.7     Notices.  All notices, requests, demands, claims and other communications under this Agreement will be in writing.  Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Seller or the Company (prior to the Closing):

Allstream Business US, LLC

1805 29th Street

Boulder, CO 80301

Attn:  Wendy Cassity, SVP and General Counsel

Email: wendy.cassity@zayo.com

            with a copy, which does not constitute notice, to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attn:  Mark Williamson

Fax:   612-632-4379

Email: mark.williamson@gpmlaw.com

If to the Buyer:

New Ulm Telecom, Inc.

27 North Minnesota Street

New Ulm, MN 56073

Attn:  Bill Otis, Chief Executive Officer.

Fax:   507-223-4242

Email: billotis@nu-telecom.net

            with a copy, which does not constitute notice, to:

Ballard Spahr, LLP

Attention:  Thomas G. Lovett and Michael R. Kuhn

2000 IDS Center

80 South 8th Street

Minneapolis, Minnesota 55402

Fax:     612-371-3207

E mail: lovettt@ballardspahr.com and kuhnm@ballardspahr.com

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient or confirmed by the recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

11.8     Governing Law and Venue.  This Agreement has been negotiated under and will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.  The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the State of Minnesota in any action arising out of or relating to this Agreement or (unless otherwise provided therein) the Transaction Documents, and the Parties hereby irrevocably agree that all claims in respect of such action shall be heard and determined exclusively in such courts.  Each Party agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.9     Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by each of the Parties.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

11.10   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11   Expenses.  Each Party will bear its own costs and expenses (including investment banking, accounting and legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions; provided, however that the Buyer and the Seller shall each be responsible for 50% of all filing and other similar fees (including the reasonable legal fees and expenses for one legal counsel acceptable to each of the Buyer and the Seller for the FCC filing contemplated by Section 5.2(b)) payable in connection with any filings or submissions relating to regulatory authorities, including fees and expenses to transfer franchise agreements and communications licenses.

11.12   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.13   Delivery.  Any document or other item that is in the online data room administered by the Seller or its representatives as of the date of this Agreement will be deemed delivered to the Buyer for all purposes under this Agreement.

11.14   Incorporation of Exhibits and Schedules.  The Exhibits and the Schedules identified in this Agreement are incorporated in this Agreement by reference and are made a part of this Agreement.  The Seller Disclosure Schedule and the Buyer Disclosure Schedule are arranged in numbered sections corresponding to the sections of this Agreement and any information disclosed therein will be deemed disclosed and incorporated into any other section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, to the extent such deemed disclosure and incorporation is apparent on its face.  No disclosure in the Seller Disclosure Schedule or the Buyer Disclosure Schedule relating to any possible breach or violation of any agreement, Law or regulation will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.15   Equitable Remedies.  Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

11.16   Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17   Attorney-Client Privilege and Waiver of Attorney Conflicts.

(a)        Seller Controls Privilege.  The Parties acknowledge and agree that Gray, Plant, Mooty, Mooty & Bennett, P.A. (the “Law Firm”) has represented the Seller and the Company in connection with the transactions contemplated hereby, but that, after the Closing, the Seller will be the ultimate beneficiary of the Total Purchase Price payable hereunder and will bear the liability of any indemnification of the Buyer Indemnified Parties pursuant to Section 8 of this Agreement.  Accordingly, the Buyer acknowledges and agrees that, after the Closing, any attorney-client privileges, attorney work-product protections, and expectations of client confidence attaching as a result of the Law Firm’s representation of the Company or the Seller in connection with the transactions contemplated by this Agreement will belong to the Seller; provided, that communications between the Company or the Seller and the Law Firm, in each case that were not made in connection with the negotiation, preparation, execution and delivery of this Agreement or that do not relate to the process for the sale of the Company by the Seller shall pass to the Company.  After the Closing, such privileges, protections, and expectations of client confidences may be waived only by the Seller, and will not pass to or be claimed or used by the Buyer, the Company, or the Buyer’s Affiliates except as provided in Section 11.17(b) below (relating to asserting such privilege as against third parties).

(b)       Assertion of Privilege Against Third Parties.  If, after the Closing, a third party seeks to obtain from either the Buyer or the Company, or both, disclosure of documents or information described in Section 11.17(a) above, then such parties will maintain the confidentiality of such documents or information and assert all attorney-client privileges and  attorney work-product protections on behalf of the Seller to prevent disclosure of such privileged or protected materials to such third party, and such confidentiality, privileges, and protections may be waived only with the prior written consent of the Seller.

(c)        Company Waiver of Conflict.  The Buyer, its Affiliates, and the Company agree that, notwithstanding any current or prior representation of the Company by the Law Firm, after the Closing, the Law Firm will be allowed to represent the Seller in any existing or future matters or disputes adverse to the Buyer, its Affiliates, and the Company, the transactions contemplated hereby, or any matter with respect to which the Seller has or may have an indemnification obligation under this Agreement.  The Buyer, its Affiliates, and the Company each hereby waives any conflicts that may arise in connection with such representation.  The Buyer, its Affiliates, and the Company each acknowledge and agree that the Law Firm may represent the Seller in such matters or disputes even though the interests of the Seller may be directly adverse to the Buyer, its Affiliates, and the Company and even though the Law Firm may be representing the Company, or may have previously represented the Company, in a matter substantially related to such matter or dispute.  The Buyer acknowledges and agrees that the Buyer has discussed this Section 11.17 with its legal counsel and has obtained adequate information concerning the relevant implications, advantages, and risks of, and reasonable available alternatives to, the waivers, permissions, and other provisions set forth in this Section 11.17.

(d)       Intended Beneficiaries.  This Section 11.17 is for the benefit of the Seller and the Law Firm, and such Persons are intended third-party beneficiaries of this Section 11.17.  This Section 11.17 will be irrevocable, and no term of this Section 11.17 may be amended, waived, or modified without the prior written consent of the Seller and the Law Firm.

11.18   No Recourse to Lenders. Notwithstanding any provision of this Agreement, the Seller and the Company agree on their behalf and on behalf of their respective Affiliates that none of the Lender or its agents or arrangers party to the Debt Commitment Letter nor their respective Affiliates (collectively, the “Lender Related Parties”) shall have any liability or obligation to the Seller or the Company relating to this Agreement or any of the transactions contemplated herein (including the financing); provided, however, that nothing in this Section 11.18 shall in any way affect any liability or obligation of any Lender Related Party to the Buyer or any of its Affiliates.  This Section 11.18 is intended to benefit the Lender Related Parties.

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The Parties have executed this Agreement as of the date first above written.

BUYER:		SELLER:

NEW ULM TELECOM, INC.		ALLSTREAM BUSINESS US, LLC

By:	/s/ Bill Otis	By:	/s/ Wendy Cassity
Name:	Bill Otis	Name:	Wendy Cassity
Title:	CEO	Title:	Secretary

COMPANY:

SCOTT-RICE TELEPHONE CO.

		By:	/s/ Wendy Cassity
		Name:	Wendy Cassity
		Title:	Secretary

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